Exhibit 4
EXECUTION VERSION

FOURTH AMENDED AND RESTATED
CREDIT AGREEMENT
dated as of April 28, 2009
among
WHITING PETROLEUM CORPORATION,
as Parent Guarantor,
WHITING OIL AND GAS CORPORATION,
as Borrower,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
BANC OF AMERICA SECURITIES LLC and
WELLS FARGO BANK, N.A.,
as Syndication Agents,
CALYON NEW YORK BRANCH and
COMPASS BANK,
as Documentation Agents,
and
The Lenders Party Hereto

J.P. MORGAN SECURITIES INC.,
Sole Lead Arranger and Sole Bookrunner

i

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	List of Maximum Credit Amounts

Exhibit A	Form of Note
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Interest Election Request
Exhibit D	Form of Compliance Certificate
Exhibit E-1	Form of Legal Opinion of Bruce R. DeBoer, General Counsel to the Parent Guarantor and the Borrower
Exhibit E-2	Form of Legal Opinion Issues of Foley & Lardner LLP, special counsel to Parent Guarantor and the Borrower
Exhibit E-3	Form of Legal Opinion of Local Counsel
Exhibit F-1	Security Instruments
Annex F-1—List of Existing Mortgages, Deeds of Trust and Financing Statements
Exhibit F-2	Form of Guaranty and Pledge Agreement
Exhibit G	Form of Assignment and Assumption
Exhibit H-1	Form of Maximum Credit Amount Increase Agreement
Exhibit H-2	Form of Additional Lender Agreement
Exhibit I	Form of Reserve Report Certificate

Schedule 2.01	Existing Letters of Credit
Schedule 7.05	Litigation
Schedule 7.06	Environmental Matters
Schedule 7.14	Subsidiaries and Partnerships
Schedule 7.15	Location of Subsidiaries
Schedule 7.18	Gas Imbalances
Schedule 7.19	Marketing Contracts
Schedule 7.20	Swap Agreements
Schedule 9.02	Existing Debt
Schedule 9.03	Existing Liens
Schedule 9.05	Existing Investments

v

     THIS FOURTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 28, 2009 is among: Whiting Petroleum Corporation, a corporation duly formed and existing under the laws of the State of Delaware (the “Parent Guarantor”); Whiting Oil and Gas Corporation, a corporation duly formed and existing under the laws of the State of Delaware (the “Borrower”); each of the Lenders from time to time party hereto; JPMorgan Chase Bank, N.A. (in its individual capacity, “JPMorgan”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”); Banc of America Securities, LLC and Wells Fargo Bank, N.A., as syndication agents for the Lenders (collectively, in such capacity, together with its successors in such capacity, the “Syndication Agents”); and Calyon New York Branch and Compass Bank as documentation agents for the Lenders (collectively, in such capacity, together with its successors in such capacity, the “Documentation Agents”).
R E C I T A L S
     A. The Borrower, as borrower, the Parent Guarantor, as parent guarantor, JPMorgan, as administrative agent, and other financial institutions named and defined therein as lenders and agents entered into that certain Third Amended and Restated Credit Agreement dated as of August 31, 2005 (as heretofore amended, modified or supplemented, the “Existing Credit Agreement”).
     B. The Parent Guarantor and the Borrower have requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.
     C. The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.
     D. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:
ARTICLE I
Definitions and Accounting Matters
     Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.
     Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “Additional Lender” has the meaning assigned to such term in Section 2.06(c)(i).

     “Additional Lender Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(F).
     “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affected Loans” has the meaning assigned such term in Section 5.05.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agents” means, collectively, the Administrative Agent, the Syndication Agents and the Documentation Agents; and “Agent” shall mean either the Administrative Agent, each of the Syndication Agents or each of the Documentation Agents, as the context requires.
     “Aggregate Maximum Credit Amounts” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be increased, reduced or terminated pursuant to Section 2.06.
     “Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.0% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
     “Applicable Margin” means, for any day, with respect to any ABR Loan or Eurodollar Loan, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:
Borrowing Base Utilization Grid

Borrowing Base Utilization Percentage	<25%	≥ 25% but <50%	≥ 50% but <75%	≥ 75% but <90%	≥ 90%
Eurodollar Loans	2.000%	2.250%	2.500%	2.750%	3.000%
ABR Loans	1.125%	1.375%	1.625%	1.875%	2.125%

     Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.11(a), and until such Reserve Report is delivered, then the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.
     “Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount as such percentage is set forth on Annex I; provided that if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon commitments most recently in effect.
     “Approved Counterparty” means (a) any Lender or any Affiliate of a Lender, and (b) any other Person whose long term senior unsecured debt rating is A-/A3 by S&P or Moody’s (or their equivalent) or higher (at the time the Swap Agreement is entered into).
     “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P., (c) Cawley, Gillespie & Associates, Inc. and (d) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.
     “Arranger” means J.P. Morgan Securities Inc., in its capacities as the sole lead arranger and sole bookrunner hereunder.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit G or any other form approved by the Administrative Agent.
     “Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
     “Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

     “Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Sections 2.07(e), 2.07(f), 8.12(c) or 9.11.
     “Borrowing Base Deficiency” occurs if at any time the total Revolving Credit Exposures exceeds the Borrowing Base then in effect.
     “Borrowing Base Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the Borrowing Base in effect on such day.
     “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.
     “Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.
     “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than thirty percent (30.0%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Guarantor, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent Guarantor by Persons who were neither (i) nominated by the board of directors of the Parent Guarantor nor (ii) appointed by directors so nominated or (c) the failure of the Parent Guarantor to own, directly or indirectly, all of the issued and outstanding Equity Interests of the Borrower.
     “Change in Law” means (a) the adoption of any law, rule or regulation by any Governmental Authority after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b)), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.
     “Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b). The amount representing each Lender’s Commitment shall at any time be the lesser of such Lender’s Maximum Credit Amount and such Lender’s Applicable Percentage of the then effective Borrowing Base.
     “Consolidated Net Income” means with respect to the Parent Guarantor and the Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Parent Guarantor and the Consolidated Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following (without duplication): (a) the net income of any Person (including any Unrestricted Subsidiary) in which the Parent Guarantor or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Parent Guarantor and the Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Parent Guarantor or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary non-cash gains or losses during such period and (e) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns; and provided further that if the Parent Guarantor or any Consolidated Subsidiary shall acquire or dispose of any Property during such period or a Subsidiary shall be redesignated as either an Unrestricted Subsidiary or a Restricted Subsidiary, then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition, disposition or redesignation, as if such acquisition, disposition or redesignation had occurred on the first day of such period. For the avoidance of doubt, the aggregate of the net income (or loss) attributable to any Unrestricted Subsidiaries shall be excluded in calculating Consolidated Net Income.
     “Consolidated Subsidiaries” means each Restricted Subsidiary of the Parent Guarantor (whether now existing or hereafter created or acquired) the financial statements of which are consolidated with the financial statements of the Parent Guarantor in accordance with GAAP.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Party” means the Parent Guarantor and each of its Restricted Subsidiaries, including the Borrower.
     “Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (other than accrued pension costs and other employee benefit and compensation obligations arising in the ordinary course of business); (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise to be secured by) a Lien on any Property of such Person, whether or not such Debt has been assumed by such Person, provided that the amount of Debt for purposes of clause (f) shall be an amount equal to the lesser of the unpaid amount of such Debt and the fair market value of the encumbered Property; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (k) Disqualified Capital Stock of such Person; and (l) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. For the avoidance of doubt, obligations under Swap Agreements and the obligations of the Borrower and Equity Oil Company to make payments of net proceeds from the sale of production of Hydrocarbons pursuant to the net profits interest conveyed to the Trust pursuant to the Trust Agreements shall not be considered “Debt”.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, (c) failed within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it; provided that, a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof.
     “Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations outstanding under this Agreement and all of the Commitments are terminated.
     “dollars” or “$” refers to lawful money of the United States of America.
     “Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.
     “EBITDAX” means, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted in calculating Consolidated Net Income in such period but without duplication: interest, income taxes, depreciation, depletion, amortization, exploration expenses, all non-cash charges arising from the write-off of intangible assets and all other noncash charges or expenses minus all noncash income included in the calculation of Consolidated Net Income in such period.
     “Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).
     “Engineering Reports” has the meaning assigned such term in Section 2.07(c)(i).
     “Environmental Laws” means any and all Governmental Requirements pertaining in any way to the environment, the preservation or reclamation of natural resources, or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Parent Guarantor or any other Credit Party is conducting, or at any time has conducted, business, or where any Property of the Parent Guarantor or any other Credit Party is located, including, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Law, as amended, and other environmental conservation or protection Governmental Requirements.
     “Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.
     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest (other than any Debt security which by its terms is convertible at the option of the holder into Equity Interests).
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.
     “ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Parent Guarantor or any other Credit Party would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.
     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
     “Event of Default” has the meaning assigned such term in Section 10.01.
     “Excepted Liens” means: (a) Liens on any Property, including Oil and Gas Properties, for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction, customs authorities or other like Liens on Property (including Oil and Gas Properties), arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not more than 90 days past due or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) the terms of the oil and gas leases and lease burdens payable to third parties which are deducted in the calculation of discounted present value in the Reserve Report including, without limitation, any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest; (e) contractual Liens on Property (including Oil and Gas Properties), which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Parent Guarantor or any other Credit Party or materially impair the value of such Property subject thereto; (f) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Parent Guarantor or any other Credit Party to provide collateral to the depository institution; (g) easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property, including any Oil and Gas Property, of the Parent Guarantor or any other Credit Party for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Parent Guarantor or any other Credit Party or materially impair the value of such Property subject thereto; (h) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business; (i) judgment and attachment Liens on any Property, including Oil and Gas Properties, not giving rise to an Event of Default; (j) consents to assignment, preferential rights to purchase, and similar contractual provisions regarding Oil and Gas Properties; and (k) Liens on Property, including Oil and Gas Properties, arising from precautionary UCC filings; provided, further that no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens.

     “Excluded Subsidiaries” means Whiting Programs, Inc., a Delaware corporation.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(d), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(b).
     “Existing Letters of Credit” means those letters of credit set forth on Schedule 2.01.
     “Existing Senior Notes” means, collectively, the following senior subordinated notes issued by the Parent Guarantor: those certain $250.0 million 7% Senior Subordinated Notes due 2014; $220.0 million 7 1/4% Senior Subordinated Notes due 2013; and $150.0 million 7 1/4% Senior Subordinated Notes due 2012.
     “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Parent Guarantor.
     “Financial Statements” means the financial statement or statements of the Parent Guarantor and its Consolidated Subsidiaries referred to in Section 7.04(a).
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

     “Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.
     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.
     “Guarantors” means the Parent Guarantor and each Subsidiary Guarantor.
     “Guaranty Agreement” means an agreement executed by the Guarantors in substantially the form of Exhibit F-2 unconditionally guarantying on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.
     “Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.
     “Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.
     “Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

     “Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.
     “Indebtedness” means any and all amounts owing or to be owing by the Borrower or any Guarantor (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, the Issuing Bank or any Lender under any Loan Document; (b) to any Person under any Swap Agreement between the Parent Guarantor, the Borrower or any other Credit Party and such Person if either (i) at the time such Swap Agreement was entered into, such Person was a Lender or Affiliate of a Lender hereunder or (ii) such Swap Agreement was in effect on the Effective Date and such Person or its Affiliate was a Lender on the Effective Date, in each case, after giving effect to all netting arrangements relating to such Swap Agreements; (c) obligations under all Treasury Management Agreements with any Lender or any Affiliate of a Lender; and (d) all renewals, extensions and/or rearrangements of any of the above.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indentures” means, collectively, that certain Indenture dated as of May 11, 2004 among the Parent Guarantor, the guarantors party thereto and J.P. Morgan Trust Company, National Association, as trustee, governing those 7 1/4% Senior Subordinated Notes due 2012; that certain Indenture dated as of April 19, 2005 (as amended, supplemented and otherwise modified by that certain First Supplemental Indenture dated April 19, 2005) among the Parent Guarantor, the guarantors party thereto and J.P. Morgan Trust Company, National Association, as trustee, governing those 7 1/4% Senior Subordinated Notes due 2013; that certain Indenture dated as of October 4, 2005 among the Parent Guarantor, the guarantors party thereto and J.P. Morgan Trust Company, National Association, as trustee, governing those 7% Senior Subordinated Notes due 2014, in each case, as further amended by 9.04(b); and the indentures, supplemental indentures or other agreements under or pursuant to which the Senior Notes are issued.
     “Initial Reserve Report” means the report of Cawley, Gillespie & Associates, Inc. dated as of January 12, 2009, with respect to certain Oil and Gas Properties of the Parent Guarantor and the Credit Parties as of December 31, 2008.
     “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.
     “Interest Expense” means, for any period, the sum (determined without duplication) of the aggregate gross interest expense of the Parent Guarantor and the Consolidated Subsidiaries for such period, including to the extent included in interest expense under GAAP: (a) amortization of debt discount, (b) capitalized interest and (c) the portion of any payments or accruals under Capital Leases allocable to interest expense, plus the portion of any payments or accruals under Synthetic Leases allocable to interest expense whether or not the same constitutes interest expense under GAAP.

     “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
     “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Interim Redetermination” has the meaning assigned such term in Section 2.07(b).
     “Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).
     “Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person; (b) the making of any loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); or (c) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt of any other Person.
     “Issuing Bank” means JPMorgan, in its capacity as the issuer of Letters of Credit hereunder. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
     “LC Commitment” at any time means Fifty Million dollars ($50,000,000) or, if less, the Aggregate Maximum Credit Amounts.

     “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
     “Lenders” means the Persons listed on Annex I and any Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption, and any Person that shall have become a party hereto as an Additional Lender pursuant to Section 2.06(c).
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
     “Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate (rounded upwards, if necessary, to the next 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a financing lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations; and for the avoidance of doubt, “Lien” shall not include customary gas balancing agreements. For the purposes of this Agreement, the Parent Guarantor and the Credit Parties shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or leases under a financing lease pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
     “Loan Documents” means this Agreement, the Notes, if any, the Letter of Credit Agreements, the Letters of Credit and the Security Instruments.
     “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
     “Majority Lenders” means, at any time while no Loans or LC Exposure are outstanding, Lenders having more than fifty percent (50.0%) of the Aggregate Maximum Credit Amounts;
     and at any time while any Loans or LC Exposure are outstanding, Lenders holding more than fifty percent (50.0%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).
     “Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property or financial condition of the Parent Guarantor and the other Credit Parties taken as a whole, (b) the ability of the Borrower or any Guarantor to perform any of its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document; provided, however, no Material Adverse Effect shall result from changes or effects in connection with events or circumstances disclosed in any annual report on Form 10-K, quarterly report on Form 10-Q or current report on Form 8-K filed with the SEC at least one (1) Business Day prior to the Effective Date.
     “Material Domestic Subsidiary” means, as of any date, any Domestic Subsidiary that (a) is a Wholly-Owned Subsidiary and (b) together with its Subsidiaries, owns Property which represents more than 3% of the consolidated assets of the Credit Parties or which is responsible for more than 3% of the quarterly revenues of the Credit Parties, in each case, as would be shown in the most recent delivered consolidated quarterly financial statements of the Credit Parties but excluding the value of the Equity Interests of all of its Domestic Subsidiaries and intercompany debt owed to such Domestic Subsidiary from any other Domestic Subsidiary, the Parent or the Borrower.
     “Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more Credit Parties in an aggregate principal amount exceeding $50,000,000 but excludes Debt to the extent permitted by Section 9.02(c) and Section 9.02(e). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Parent Guarantor or any other Credit Party in respect of any Swap Agreement at any time shall be the Swap Termination Value.
     “Maturity Date” means April 28, 2012.

     “Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amount”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), (b) increased from time to time pursuant to Section 2.06(c) or (c) modified from time to time pursuant to any assignment permitted by Section 12.04(b).
     “Maximum Credit Amount Increase Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(E).
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.
     “Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to the Liens under the terms of the Security Instruments.
     “New Borrowing Base Notice” has the meaning assigned such term in Section 2.07(d).
     “Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
     “Non-Recourse Debt” means any Debt of any Unrestricted Subsidiary, in each case in respect of which: (a) the holder or holders thereof (i) shall have recourse only to, and shall have the right to require the obligations of such Unrestricted Subsidiary to be performed, satisfied, and paid only out of, the Property of such Unrestricted Subsidiary and/or one or more of its Subsidiaries and (ii) shall have no direct or indirect recourse (including by way of guaranty, support or indemnity) to any Credit Party or to any Property of any Credit Party, whether for principal, interest, fees, expenses or otherwise; and (b) the terms and conditions relating to the non-recourse nature of such Debt are in form and substance reasonably acceptable to the Administrative Agent.
     “Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.
     “Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon

Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
     “Organizational Documents” means, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate of formation and limited liability company agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (e) in any other case, the functional equivalent of the foregoing.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document other than Excluded Taxes.
     “Participant” has the meaning set forth in Section 12.04(c)(i).
     “Permitted Additional Senior Notes” means any unsecured senior or senior subordinated notes issued after the Effective Date by the Parent Guarantor under Section 9.02(g).
     “Permitted Refinancing Debt” means Debt (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to refinance, all of any other Debt (the “Refinanced Debt”); provided that (a) such new Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such exchange or refinancing; (b) such new Debt has a stated maturity no earlier than the stated maturity of the Refinanced Debt and an average life no shorter than the average life of the Refinanced Debt; (c) such new Debt has a market rate of interest; (d) the covenants of such new Debt, when taken as a whole, are not materially more onerous to the Parent Guarantor and the Credit Parties than those imposed by the Refinanced Debt; (e) such new Debt is issued by the same Person who issued such Refinanced Debt; and (f) if the Refinanced Debt was subordinated in right of payment, such new Debt (and any guarantees thereof) is subordinated in right of payment to the Indebtedness (or, if applicable, the Guaranty Agreement) to at least the same extent as the Refinanced Debt and is otherwise subordinated on terms substantially the same as those in the Refinanced Debt or otherwise reasonably satisfactory to the Administrative Agent.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Parent Guarantor or any other Credit Party or an ERISA Affiliate.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.
     “Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).
     “Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).
     “Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.
     “Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).
     “Refinanced Debt” has the meaning assigned such term in the definition of “Permitted Refinancing Debt”.
     “Register” has the meaning assigned such term in Section 12.04(b)(iv).

     “Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.
     “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.
     “Remedial Work” has the meaning assigned such term in Section 8.09(a).
     “Required Lenders” means, at any time while no Loans or LC Exposure are outstanding, Lenders having at least sixty six and two-thirds percent (66-2/3%) of the Aggregate Maximum Credit Amounts; and at any time while any Loans or LC Exposure are outstanding, Lenders holding at least sixty six and two-thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans or participation interests in such Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)).
     “Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each January 1st or July 1st (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Parent Guarantor and the Credit Parties, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the economic assumptions consistent with the Administrative Agent’s lending requirements at the time.
     “Reserve Report Certificate” means a certificate of a Responsible Officer in substantially the form of Exhibit I attached hereto certifying as the matters set forth in Section 8.11(c).
     “Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Parent Guarantor.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Parent Guarantor or any other Credit Party, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Parent Guarantor or any other Credit Party.
     “Restricted Subsidiary” means any Subsidiary of the Parent Guarantor that is not an Unrestricted Subsidiary.

     “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.
     “Scheduled Redetermination” has the meaning assigned such term in Section 2.07(b).
     “Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).
     “SEC” means the Securities and Exchange Commission or any successor Governmental Authority.
     “Security Instruments” means the Guaranty Agreement, mortgages, deeds of trust and other agreements, instruments or certificates described or identified to in Exhibit F-1, and any and all other agreements or instruments, now or hereafter executed and delivered by the Borrower or any Guarantor (other than Swap Agreements and Treasury Management Agreements) as security for the payment or performance of the Indebtedness, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.
     “Senior Secured Debt” means the sum of the total Revolving Credit Exposure and all other secured Debt for borrowed money of the Parent Guarantor and its Restricted Subsidiaries that is not contractually subordinated in right of payment to the Indebtedness.
     “Senior Notes” means the Existing Senior Notes, any Permitted Additional Senior Notes and any Permitted Refinancing Debt in respect thereof.
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.
     “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
     “subsidiary” means, with respect to any Person, any other Person of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held.
     “Subsidiary” means any subsidiary of the Parent Guarantor.
     “Subsidiary Guarantor” means:
     (a) Equity Oil Company, a Colorado corporation; and
     (b) each Domestic Subsidiary that guarantees the Indebtedness pursuant to Section 8.13(b); but
     (c) excludes any Person whose guarantee has been released pursuant to the terms of the Guaranty Agreement and each Excluded Subsidiary.
     “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
     “Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.
     “Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments.
     “Total Debt” means, at any date, all Debt of the Parent Guarantor and the Consolidated Subsidiaries on a consolidated basis, excluding (i) non-cash obligations under or as a result of the application of FAS 133 or otherwise and (ii) accounts payable and other accrued expenses and liabilities (for the deferred purchase price of Property or services) from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.
     “Transactions” means, with respect to (a) the Borrower, the execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments and (b) each Guarantor, the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Guarantor and such Guarantor’s grant of the security interests and provision of collateral under the Security Instruments, and the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.
     “Treasury Management Agreements” means any agreements regarding bank services provided to any Credit Party for commercial credit cards and treasury management services, including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services.
     “Trust” means Whiting USA Trust I, a Delaware statutory trust.
     “Trust Agreements” means (i) the Amended and Restated Trust Agreement, dated April 30, 2008, among Borrower, Equity Oil Company, Trustee and Wilmington Trust Company, (ii) the Conveyance of Net Profits Interest, dated April 30, 2008, from Borrower and Equity Oil Company to Trustee, (iii) the Administrative Services Agreement, dated April 30, 2008, by and between Borrower and Trustee and (iv) the Registration Rights Agreement, dated April 30, 2008, by and between Parent Guarantor and Trustee.
     “Trustee” means The Bank of New York Mellon Trust Company, N.A.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate or the Adjusted LIBO Rate.
     “Unrestricted Subsidiary” means any Subsidiary of the Parent Guarantor designated as such on Schedule 7.14 or which the Parent Guarantor has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 9.17.
     “Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

     Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).
     Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” as used in this Credit Agreement shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.
     Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which Parent Guarantor’s independent certified public accountants concur and which are disclosed therein; provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed, such that all such computations shall be conducted utilizing financial information presented consistently with prior periods.
ARTICLE II
The Credits
     Section 2.01 Commitments.
          (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s

Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.
          (b) On the Effective Date (or as soon as practicable with respect to (iii)):
          (i) the Borrower shall pay all accrued and unpaid commitment fees, break funding fees under Section 5.02 and all other fees that are outstanding under the Existing Credit Agreement for the account of each “Lender” under the Existing Credit Agreement; and
          (ii) all loans, Existing Letters Of Credit, and other Indebtedness, obligations and liabilities outstanding under the Existing Credit Agreement on such date shall continue to constitute Loans, Letters of Credit and other Indebtedness, obligations and liabilities under this Agreement; and
          (iii) the Administrative Agent shall use reasonable efforts to cause each “Lender” under the Existing Credit Agreement to deliver to the Borrower as soon as practicable after the Effective Date the Note issued by the Borrower to it under the Existing Credit Agreement, marked “canceled” or an affidavit that such note has been lost and (in any event) has been canceled;
It is the intent of the parties hereto that this Agreement amends and restates in its entirety the Existing Credit Agreement and re-evidences the obligations of the Borrower outstanding thereunder. The commitments of the lenders under the Existing Credit Agreement are reallocated among the Lenders under this Agreement as set forth on Annex I. This Agreement does not constitute a novation of the obligations and liabilities under the Existing Credit Agreement or evidence repayment of any such obligations and liabilities. All loans, letters of credit and other indebtedness, obligations and liabilities outstanding under the Existing Credit Agreement on such date shall continue to constitute Loans, Letters of Credit and other Indebtedness, obligations and liabilities under this Agreement. The “Lenders” in the Existing Credit Agreement that are Lenders waive notice under Section 15.1 of the Existing Credit Agreement to the extent that such notice relates to voluntary prepayments under Section 3.7 of the Existing Credit Agreement.
     Section 2.02 Loans and Borrowings.
          (a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (b) Types of Loans. Subject to Section 3.03, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing may be in a lesser aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of eight (8) Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          (d) Notes. If requested by a Lender, the Loans made by each Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption, or (iii) any Lender that becomes a party hereto in connection with an increase in the Aggregate Maximum Credit Amounts pursuant to Section 2.06(c), as of the effective date of such increase, payable to the order of such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date, and otherwise duly completed. In the event that any Lender’s Maximum Credit Amount increases or decreases for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise), the Borrower shall deliver or cause to be delivered on the effective date of such increase or decrease, a new Note payable to the order of such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase or decrease, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.
     Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that no such notice shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative

Agent of a written Borrowing Request in substantially the form of Exhibit B and signed by the Parent Guarantor and the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
               (i) the aggregate amount of the requested Borrowing;
               (ii) the date of such Borrowing, which shall be a Business Day;
               (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
               (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
               (v) the amount of the then effective Borrowing Base, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and
               (vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).
Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     Section 2.04 Interest Elections.
          (a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

          (b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit C and signed by the Borrower.
          (c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
               (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);
               (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
               (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
               (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default or a Borrowing Base Deficiency has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

     Section 2.05 Funding of Borrowings.
          (a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Chicago, Illinois and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.
          (b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Type of such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     Section 2.06 Termination, Reduction and Increase of Aggregate Maximum Credit Amounts.
          (a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amounts or the Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.
          (b) Optional Termination and Reduction of Aggregate Credit Amounts.
               (i) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amounts; provided that (A) each reduction of the Aggregate Maximum Credit Amounts shall be in an amount that is an integral multiple of $10,000,000 and (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit

Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(b), the total Revolving Credit Exposures would exceed the total Commitments.
               (ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amounts under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of reduction or termination of the Aggregate Maximum Credit Amounts delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by at least one Business Day’s prior notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Maximum Credit Amounts shall be permanent and may not be reinstated except pursuant to Section 2.06(c). Except for termination of a Defaulting Lender under Section 5.04(b), each reduction of the Aggregate Maximum Credit Amounts shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.
          (c) Optional Increase in Aggregate Maximum Credit Amounts.
               (i) Subject to the conditions set forth in Section 2.06(c)(ii), the Borrower may from time to time increase the Aggregate Maximum Credit Amounts then in effect without the prior consent of the Lenders, but with the prior written consent of the Administrative Agent, by increasing the Maximum Credit Amount of one or more Lenders or by causing a Person that at such time is not a Lender to become a Lender (an “Additional Lender”).
               (ii) Any increase in the Aggregate Maximum Credit Amounts shall be subject to the following additional conditions:
                    (A) such increase shall not be less than $50,000,000 unless the Administrative Agent otherwise consents, and no such increase shall be permitted if after giving effect thereto the Aggregate Maximum Credit Amounts would exceed $1,400,000,000;
                    (B) no Default or Event of Default shall have occurred and be continuing at the effective date of such increase;
                    (C) on the effective date of such increase, no Eurodollar Borrowings shall be outstanding or if any Eurodollar Borrowings are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Borrowings unless the Borrower pays compensation required by Section 5.02;
                    (D) no Lender’s Maximum Credit Amount may be increased without the consent of such Lender;

                    (E) if the Borrower elects to increase the Aggregate Maximum Credit Amounts by increasing the Maximum Credit Amount of a Lender, the Administrative Agent, the Parent Guarantor, the Borrower and such Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit H-1 (a “Maximum Credit Amount Increase Certificate”), together with a processing and recordation fee of $3,500, and, if requested, the Borrower shall deliver a new Note payable to the order of such Lender in a principal amount equal to its Maximum Credit Amount after giving effect to such increase, and otherwise duly completed; and
                    (F) if the Borrower elects to increase the Aggregate Maximum Credit Amounts by causing an Additional Lender to become a party to this Agreement, then the Administrative Agent, the Parent Guarantor, the Borrower and such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit H-2 (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500, and, if requested, the Borrower shall deliver a Note payable to the order of such Additional Lender in a principal amount equal to its Maximum Credit Amount, and otherwise duly completed.
               (iii) Subject to acceptance and recording thereof pursuant to Section 2.06(c)(iv), from and after the effective date specified in the Maximum Credit Amount Increase Certificate or the Additional Lender Certificate (or if any Eurodollar Borrowings are outstanding, then the last day of the Interest Period in respect of such Eurodollar Borrowings, unless the Borrower has paid compensation required by Section 5.02): (A) the amount of the Aggregate Maximum Credit Amounts shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and the other Loan Documents and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, the Lender or the Additional Lender, as applicable, shall purchase a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Additional Lender, if applicable) shall hold its Applicable Percentage of the outstanding Loans (and participation interests) after giving effect to the increase in the Aggregate Maximum Credit Amounts.
               (iv) Upon its receipt of a duly completed Maximum Credit Amount Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or the Borrower and the Additional Lender party thereto, as applicable, the processing and recording fee referred to in Section 2.06(c)(ii), the Administrative Questionnaire referred to in Section 2.06(c)(ii), if applicable, and the written consent of the Administrative Agent to such increase required by Section 2.06(c)(i), the Administrative Agent shall accept such Maximum Credit Amount Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv). No increase in the Aggregate Maximum Credit Amounts shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(c)(iv).

     Section 2.07 Borrowing Base.
          (a) Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $1,100,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(e), Section 2.07(f), Section 8.12(c) or Section 9.11.
          (b) Scheduled and Interim Redeterminations. Except as set forth in the following sentence, the Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on May 1st and November 1st of each year, commencing November 1, 2009. In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, one time during any period of 12 consecutive calendar months, to elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.07.
          (c) Scheduled and Interim Redetermination Procedure.
               (i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the Reserve Report Certificate, and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.11(c), as may, from time to time, be reasonably requested by the Majority Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall in good faith propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate exercising reasonable commercial standards and consistent with its normal and customary oil and gas lending criteria as it exists at the particular time.
               (ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):
                    (A) in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and (c) in a timely manner, then on or before the March 15th and September 15th of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and (c) in a timely manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and
                    (B) in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.
               (iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by all of the Lenders consistent with each such Lender’s normal and customary oil and gas lending criteria as it exists at the particular time as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders and consistent with each such Lender’s normal and customary oil and gas lending criteria as it exists at the particular time as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to all of the Lenders or a number of Lenders sufficient to constitute the Required Lenders, as applicable, and, so long as such amount does not increase the Borrowing Base then in effect, such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).
          (d) Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:
               (i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and (c) in a timely and complete manner, then on the April 1st or October 1st, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.11(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and
               (ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.
     Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.07(e), Section 2.07(f), Section 8.12(c) or Section 9.11, whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.
          (e) Reduction of Borrowing Base Upon Issuance of Permitted Additional Senior Notes. Upon the issuance of any Permitted Additional Senior Notes in accordance with Section 9.02(g) (other than Senior Notes constituting Permitted Refinancing Debt up to the original principal amount of the refinanced Senior Notes), the Borrowing Base then in effect shall be reduced by an amount equal to the product of 0.30 multiplied by the stated principal amount of such Permitted Additional Senior Notes (without regard to any initial issue discount), and the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders on such date until the next redetermination or modification thereof hereunder.
          (f) Reduction of Borrowing Base Upon Termination of Hedge Positions. If a Credit Party shall terminate any hedge positions or create any off-setting positions (whether evidenced by a floor, put or Swap Agreement) upon which the Lenders relied in determining the Borrowing Base, then the Borrowing Base shall be reduced in an amount determined by the Required Lenders equal to the economic value of such hedge positions.
     Section 2.08 Letters of Credit.
          (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of its Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment (to extend the term or increase the amount), renewal or extension of Letters of Credit hereunder, and the Issuing Bank shall not issue, amend (to extend the term or increase the amount), renew or extend a Letter of Credit, if a Borrowing Base Deficiency exists at such time or would exist as a result thereof or if the LC Exposure would exceed the LC Commitment after giving effect thereto. Subject to the terms and conditions set forth herein, the Issuing Bank shall then arrange for the Letter of Credit to be issued on the Borrower’s behalf. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than five (5) Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:
               (i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;
               (ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);
               (iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));
               (iv) specifying the amount of such Letter of Credit;
               (v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and
               (vi) specifying the amount of the then effective Borrowing Base and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).
     Each notice shall constitute a representation that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (i) the LC Exposure shall not exceed the LC Commitment and (ii) the total Revolving Credit Exposures shall not exceed the total Commitments (i.e. the lesser of the Aggregate Maximum Credit Amounts and the then effective Borrowing Base).
     If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application in a form acceptable to the Issuing Bank in connection with any request for a Letter of Credit.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii)).
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit prior to 11:00 a.m., New York time, then the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 4:00 p.m., New York City time, on the same Business Day, if the Borrower shall have received notice of such LC Disbursement prior to 12:00 noon, New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that if such LC Disbursement is not less than $1,000,000, the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing

Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or of any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement

(either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
               (i) Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(i), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(b), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(b), the amount of such excess as provided in Section 3.04(b), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become promptly due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Parent Guarantor or any other Credit Party described in Section 10.01(h), Section 10.01(i) or Section 10.01(j). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(i) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Parent Guarantor or any other Credit Party may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantor’s obligations under this Agreement and the other Loan Documents and shall be utilized to satisfy the Borrower’s obligation to reimburse the Administrative Agent for drawings under Section 2.08(e). The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative

Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If on any date of determination after the Borrower has posted cash collateral, the amount of such cash collateral exceeds the LC Exposure, then the Administrative Agent shall release such excess to the Borrower within three (3) Business Days of its receipt of a request for such release.
               (j) Outstanding Letters of Credit. If requested by any Lender, the Administrative Agent shall provide the requesting Lender with a list of all outstanding Letters of Credit.
ARTICLE III
Payments of Principal and Interest; Prepayments; Fees
     Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.
     Section 3.02 Interest.
          (a) ABR Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
          (b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.
          (c) Post-Default Rate. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, then at the direction of the Majority Lenders, all Loans outstanding, in the case of an Event of Default, and such overdue amount, in the case of a failure to pay amounts when due, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.
          (d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.
     Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or
          (b) the Administrative Agent is advised by the Majority Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made either as an ABR Borrowing or at an alternate rate of interest determined by the Majority Lenders as their cost of funds.
     Section 3.04 Prepayments.
          (a) Optional Prepayments. Subject to any break funding costs payable pursuant to Section 5.02 and prior notice in accordance with Section 3.04(b), the Borrower shall have the right at any time and from time to time to (i) prepay any ABR Borrowing in whole in or in part, in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof or if less than $1,000,000, the remaining balance of the ABR Loans, and (ii)

prepay any Eurodollar Borrowing in whole in or in part, in a minimum aggregate amount of $2,000,000 or any integral multiple of $500,000 in excess thereof or if less than $2,000,000, the remaining balance of such Eurodollar Borrowing.
          (b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each optional prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.
          (c) Mandatory Prepayments.
               (i) If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amounts pursuant to Section 2.06(b), the total Revolving Credit Exposures exceeds the total Commitments, then the Borrower shall immediately (and in any event on the Business Day of such termination or reduction) (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(i).
               (ii) Upon any redetermination of or adjustment to the amount of the Borrowing Base in accordance with Section 2.07 (other than in accordance with Section 2.07(e) or (f)) or Section 8.12(c), if the total Revolving Credit Exposures exceeds the redetermined or adjusted Borrowing Base, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(i). The Borrower shall be obligated to make such prepayments in six substantially equal monthly installments, the first of which shall be due on the thirtieth day following receipt of the New Borrowing Base Notice in accordance with Section 2.07(d); provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.
               (iii) Upon any adjustment to the Borrowing Base pursuant to Section 2.07(e), Section 2.07(f) or Section 9.11, if the total Revolving Credit Exposures exceeds the Borrowing Base as adjusted, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section

2.08(i). The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral either on the date it or any Subsidiary receives cash proceeds as a result of such disposition or on the date the Permitted Additional Senior Notes are issued or hedge positions are terminated, as applicable; provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made on or prior to the Termination Date.
               (iv) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, and, second, to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to each such Eurodollar Borrowing in order of priority beginning with the Eurodollar Borrowing with the least number of days remaining in the Interest Period applicable thereto and ending with the Eurodollar Borrowing with the most number of days remaining in the Interest Period applicable thereto.
               (v) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.
          (d) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.
     Section 3.05 Fees.
          (a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the rate per annum of 0.50% on the average daily amount of the unused amount of each Lender’s Applicable Percentage of the aggregate Commitments during the period from and including the date of this Agreement to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin used to determine the interest rate applicable from time to time to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC

Exposure, provided that in no event shall such fee be less than $500 during any quarter, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on receipt of written demand setting forth such amounts with reasonable particularity. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 days after receipt of written demand setting forth such amounts with reasonable particularity. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
ARTICLE IV
Payments; Pro Rata Treatment; Sharing of Set-offs
     Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
          (b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal,

unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price returned to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower to a Defaulting Lender pursuant to Section 5.04(b) or pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Parent Guarantor or any other Credit Party or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that subject to Section 12.08, any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     Section 4.03 Payments and Deductions to a Defaulting Lender.

          (a) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.08(d), Section 2.08(e) or Section 4.02 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid in cash.
          (b) If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Revolving Credit Exposure which results in its Revolving Credit Exposure being less than its Applicable Percentage of the aggregate Revolving Credit Exposures, then no payments will be made to such Defaulting Lender until such time as such Defaulting Lender shall have complied with Section 4.03(c) and all amounts due and owing to the Lenders has been equalized in accordance with each Lender’s respective pro rata share of the Indebtedness. Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, subject to the first sentence of this Section 4.03(b), all principal will be paid ratably as provided in Section 10.02(c).
          (c) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
               (i) Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.05.
               (ii) The Commitment, the Maximum Credit Amount, the outstanding principal balance of the Loans and participation interests in Letters of Credit of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders or the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender; and provided further that any redetermination or affirmation of the Borrowing Base shall occur without the participation of a Defaulting Lender, but the Commitment (i.e. the Applicable Percentage of the Borrowing Base of a Defaulting Lender) may not be increased without the consent of such Defaulting Lender.
               (iii) If any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

                    (A) all or any part of such LC Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 6.02 are satisfied at such time;
                    (B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, then the Borrower shall within three (3) Business Days following notice by the Administrative Agent cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with the procedures set forth in Section 10.02 for so long as such LC Exposure is outstanding;
                    (C) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 4.03 then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
                    (D) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 4.03(c)(iii), then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or
                    (E) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 4.03(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.
          (d) So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 4.03(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.08(d) (and Defaulting Lenders shall not participate therein).
          (e) In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date, if necessary as a result of a Loan funding pursuant to Section 2.08(e), such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

     Section 4.04 Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default (and only during the continuance of an Event of Default), (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the relevant Credit Party and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the relevant Credit Party.
ARTICLE V
Increased Costs; Break Funding Payments; Taxes; Illegality
     Section 5.01 Increased Costs.
          (a) Eurodollar Changes in Law. If any Change in Law shall:
               (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or
               (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
          (b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
          (c) Certificates. A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the computation of the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower contemporaneous with any request for payment hereunder. Such certificate shall be conclusive absent manifest error and state that such Lender or the Issuing Bank (as the case may be) is charging similar costs to similarly situated borrowers at such time. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.
          (d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.
A certificate of any Lender setting forth in reasonable detail the computation of any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower. Such certificate shall be conclusive absent manifest error and state that such Lender or the Issuing Bank (as the case may be) is charging similar costs to similarly situated borrowers at such time. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
     Section 5.03 Taxes.
          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties that are not the fault of such indemnified Person, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or the Issuing Bank setting forth in reasonable detail the calculations of the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower contemporaneously with any request for payment and shall be conclusive absent manifest error.
          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
          (f) Tax Refunds. If the Administrative Agent or a Lender determines, in its commercially reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 5.03, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 5.03 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses in connection therewith of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties that are not the fault of such Person, interest, or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 5.03 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
     Section 5.04 Mitigation Obligations; Replacement of Lenders.
          (a) Designation of Different Lending Office. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) Replacement of Lenders. If (i) any Lender requests compensation under Section 5.01, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, (iii) a Lender asserts an illegality under Section 5.05, (iv) a Lender is a Defaulting Lender or (v) a Lender has not approved a proposed waiver, consent or amendment which requires the approval of all Lenders but which has been approved by Lenders having at least ninety percent (90%) of the Aggregate Maximum Credit Amounts, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(a)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the

Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01, for payments required to be made pursuant to Section 5.03 or an illegality under Section 5.05, such assignment will result in a reduction in such compensation or payments or avoid the illegality and (y) in the case of a Defaulting Lender, if no Default, Event of Default or Borrowing Base Deficiency exists (prior to and after giving effect to such termination), and the Administrative Agent consents (not to be unreasonably withheld or delayed), terminate the entire Commitments of such Defaulting Lender and repay the Revolving Credit Exposure of such Defaulting Lender and all other amounts due under the Loan Documents to such Defaulting Lender on a non pro rata basis. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     Section 5.05 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the last day of the then current Interest Period for such Affected Loan) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.
ARTICLE VI
Conditions Precedent
     Section 6.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):
          (a) The Administrative Agent, the Arranger and the Lenders shall have received all commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, to the extent invoiced the fees and expenses of Vinson & Elkins L.L.P., counsel to the Administrative Agent).

          (b) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor setting forth (i) resolutions of its board of directors with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or such Guarantor (y) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the Organizational Documents of the Borrower and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary.
          (c) The Administrative Agent shall have received certificates of the appropriate State agencies (i.e., of each of the States in which the Borrower or applicable Guarantor, as the case may be, is organized) with respect to the existence, qualification and good standing of the Borrower and each Guarantor.
          (d) The Administrative Agent shall have received a compliance certificate which shall be substantially in the form of Exhibit D, duly and properly executed by a Responsible Officer and dated as of the date of Effective Date.
          (e) The Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party.
          (f) The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments, including the Guaranty Agreement and the other Security Instruments described on Exhibit F-1. In connection with the execution and delivery of the Security Instruments, the Administrative Agent shall:
               (i) be reasonably satisfied that the Security Instruments create first priority, perfected Liens (provided that Liens which are permitted by the terms of Section 9.03 to attach to the Mortgaged Properties may exist and have whatever priority such Liens have at such time under applicable law) on at least 80% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report; and
               (ii) have received certificates, together with undated, blank stock powers for each such certificate, representing all of the issued and outstanding Equity Interests of each of the Subsidiary Guarantors.
          (g) The Administrative Agent shall have received an opinion of (i) Bruce R. DeBoer, General Counsel to the Parent Guarantor and the Borrower, substantially in the form of Exhibit E-1 hereto, (ii) Foley & Lardner LLP, special New York counsel to the Parent Guarantor and the Borrower, substantially in the form of Exhibit E-2 hereto, and (iii) local counsel in each of the following states: Texas, Oklahoma and North Dakota, substantially in the form of Exhibit E-3 hereto.
          (h) The Administrative Agent shall have received a certificate of insurance coverage of the Borrower evidencing that the Borrower is carrying insurance in accordance with Section 7.12.
          (i) The Administrative Agent shall have received title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to at least 80% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report.
          (j) The Administrative Agent shall have received a certificate of a Responsible Officer certifying that the Credit Parties have received all consents and approvals required by Section 7.03.
          (k) The Administrative Agent shall have received the financial statements referred to in Section 7.04(a) and the Initial Reserve Report accompanied by a Reserve Report Certificate.
          (l) The Administrative Agent shall have received appropriate UCC search certificates reflecting no prior Liens encumbering the Properties of the Parent Guarantor and the Credit Parties for each of the following jurisdictions: Delaware, Colorado and any other jurisdiction requested by the Administrative Agent; other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03.
          (m) The Existing Credit Agreement shall have been repaid and terminated and all Liens related thereto shall be fully released.
          (n) The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.
     The Administrative Agent shall notify the Borrower and the Lenders promptly of the occurrence of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 12.02) at or prior to 2:00 p.m., New York City time, on April 30, 2009 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
     Section 6.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend (to increase the amount or extend the term), renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

          (a) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.
          (b) The representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date.
          (c) The making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, would not conflict with, or cause any Lender or the Issuing Bank to violate or exceed, any applicable Governmental Requirement, and no Change in Law shall have occurred, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document.
          (d) The receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.
     Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Parent Guarantor and the Borrower on the date thereof as to the matters specified in Section 6.02(a) through (d).
ARTICLE VII
Representations and Warranties
     The Parent Guarantor and the Borrower represent and warrant to the Lenders that on the date of each Loan, issuance, amendment (to increase the amount or extend the term), renewal or extension of any Letter of Credit, and on the date referred to in the Compliance Certificate:
     Section 7.01 Organization; Powers. Each Credit Party is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

     Section 7.02 Authority; Enforceability. The Transactions are within the Borrower’s and each Guarantor’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action (including, without limitation, any action required to be taken by any class of directors of the Parent Guarantor or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which the Borrower and each Guarantor is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Borrower and such Guarantor, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Parent Guarantor or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement, (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder or could not reasonably be expected to have a Material Adverse Effect and (iii) the filing of any required document with the SEC, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Parent Guarantor or any other Credit Party or any order of any Governmental Authority which violation would reasonable be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument evidencing Material Indebtedness binding upon the Parent Guarantor or any other Credit Party or its Properties, or give rise to a right thereunder to require any payment to be made by any such Credit Party and (d) will not result in the creation or imposition of any Lien on any Property of the Parent Guarantor or any other Credit Party (other than the Liens created by the Loan Documents).
     Section 7.04 Financial Condition; No Material Adverse Change.
          (a) The Parent Guarantor has heretofore furnished to the Lenders its consolidated balance sheet and related statements of income, stockholders’ equity and comprehensive income, and cash flows as of and for the fiscal year ended December 31, 2008, reported on by Deloitte & Touche LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Guarantor and its Consolidated Subsidiaries as of such date and for such period in accordance with GAAP.
          (b) Since December 31, 2008, there has been no event, development or circumstance that has had a Material Adverse Effect.

          (c) As of the date of this Agreement, neither the Parent Guarantor nor any other Credit Party has any material Debt (including Disqualified Capital Stock) or any material contingent liabilities, material off-balance sheet liabilities or partnerships, material liabilities for taxes, material unusual forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, that are required to be disclosed in the Financial Statements by GAAP and are not so referred to or reflected or provided for in the Financial Statements or otherwise disclosed prior to the date hereof in writing to the Administrative Agent and the Lenders.
     Section 7.05 Litigation.
          (a) Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Parent Guarantor, threatened, in writing, against or affecting the Parent Guarantor or any other Credit Party (i) not fully covered by insurance (except for normal deductibles) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve any Loan Document or the Transactions.
          (b) Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in a Material Adverse Effect.
     Section 7.06 Environmental Matters. Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
          (a) the Parent Guarantor and the Credit Parties and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws.
          (b) the Parent Guarantor and the Credit Parties have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and no Responsible Officer of any Credit Party has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied.
          (c) there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to the knowledge of a Responsible Officer of the Parent Guarantor, threatened, in writing, against the Parent Guarantor or any other Credit Party or any of their respective Properties or as a result of any operations at such Properties.

          (d) none of the Properties of the Parent Guarantor or any other Credit Party contain or to the knowledge of a Responsible Officer of the Parent Guarantor or Credit Party have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law.
          (e) there has been no Release or, to the Parent Guarantor’s knowledge, threatened Release, of Hazardous Materials at, on, under or from any Credit Party’s Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Parent Guarantor, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property.
          (f) no Credit Party has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Credit Party’s Properties and, to the Parent Guarantor’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice.
          (g) there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any Credit Party’s Properties that could reasonably be expected to form the basis for a claim for damages or compensation.
          (h) The Parent Guarantor and the Credit Parties have provided to the Lenders complete and correct, in all material respects, copies of all current environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any of the Credit Party’s possession or control and relating to their respective Properties or operations thereon.
     Section 7.07 Compliance with the Laws and Agreements; No Defaults.
          (a) Each Credit Party is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to be in compliance or have such possession, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          (b) No Default has occurred and is continuing.

     Section 7.08 Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.
     Section 7.09 Taxes. Each of the Parent Guarantor and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes or the filing of returns that are being contested in good faith by appropriate proceedings and for which the Parent Guarantor or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Parent Guarantor and its Subsidiaries in respect of Taxes and other governmental charges are, in the reasonable opinion of the Parent Guarantor, adequate in all material respects. No Tax Lien has been filed and, to the knowledge of the Parent Guarantor, no claim is being asserted with respect to any such Tax or other such governmental charge which could reasonably be expected to have a Material Adverse Effect.
     Section 7.10 ERISA. Except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect:
          (a) Each Credit Party and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.
          (b) Each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.
          (c) No act, omission or transaction has occurred which could result in imposition on any Credit Party or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.
          (d) Full payment when due has been made of all amounts which any Credit Party or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof.
          (e) Neither a Credit Party nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Parent Guarantor, any Credit Party or ERISA Affiliate in its sole discretion at any time without any material liability.
          (f) Neither a Credit Party nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

     Section 7.11 Disclosure; No Material Misstatements. None of the financial statements, certificates, reports or other written information furnished by or on behalf of the Parent Guarantor or any other Credit Party to the Arranger, the Administrative Agent or any Lender pursuant to this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading on the date when furnished; provided that with respect to financial estimates, projected or forecasted financial information and other forward-looking information, the Borrower represents and warrants only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that (1) such projections and forecasts, as to future events, are not to be viewed as facts, that actual results during the period(s) covered by any such projections or forecasts may differ significantly from the projected or forecasted results and that such differences may be material and that such projections and forecasts are not a guarantee of financial performance, and (2) no representation is made with respect to information of a general economic or general industry nature. There are no statements or conclusions in any Reserve Report which are based upon or include materially misleading information of a material fact or fail to take into account material information regarding the material matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Parent Guarantor and the Credit Parties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that no warranty is made with respect to such opinions, estimates and projections.
     Section 7.12 Insurance. Each Credit Party has (a) all insurance policies sufficient for the compliance in all material aspects by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least the amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Parent Guarantor and the Credit Parties. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.
     Section 7.13 Restriction on Liens. No Credit Party is a party to any material agreement or arrangement or is subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Indebtedness and the Loan Documents other than Liens or Capital Leases permitted by Section 9.02(d) and 9.03(f) but then only to the Property subject to such Lien.
     Section 7.14 Subsidiaries; Foreign Operations. All of the Subsidiaries of each of the Parent and the Borrower are set forth on Schedule 7.14 or have been disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), as a supplement to Schedule 7.14. Schedule 7.14, as supplemented from time to time, identifies each Subsidiary as either Restricted or Unrestricted, and each Restricted Subsidiary on such schedule is a Wholly-Owned Subsidiary.
     Section 7.15 Location of Business and Offices. The Parent Guarantor’s jurisdiction of organization is Delaware; the name of the Parent Guarantor as listed in the public records of its jurisdiction of organization is Whiting Petroleum Corporation; and the organizational identification number of the Parent Guarantor in its jurisdiction of organization is 3683458. The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Whiting Oil and Gas Corporation; and the organizational identification number of the Borrower in its jurisdiction of organization is 2015285. The Parent Guarantor’s and the Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered in accordance with Section 12.01(c)). Each Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.15 (or as set forth in a notice delivered pursuant to Section 8.01(l) in accordance with Section 12.01).
     Section 7.16 Properties; Titles, Etc.
          (a) Each of the Parent Guarantor and the Credit Parties has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report (other than those disposed of in compliance with Section 9.11 since delivery of such Reserve Report and those title defects disclosed in writing to the Administrative Agent in writing), and good title to all its personal Properties, in each case, free and clear of all Liens other than Liens permitted by Section 9.03 which are permitted by the express terms of Section 9.03 to exist on such Oil and Gas Properties. After giving full effect to the Liens permitted by Section 9.03, the Borrower or the Restricted Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such Property.
          (b) All material leases and agreements necessary for the conduct of the business of the Parent Guarantor and the Credit Parties are valid and subsisting, in full force and effect, except to the extent any failure to satisfy the foregoing could reasonably be expected to have a Material Adverse Effect and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which could reasonably be expected to have a Material Adverse Effect.
          (c) The rights and Properties presently owned, leased or licensed by the Parent Guarantor and the Credit Parties including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Parent Guarantor and the Credit

Parties to conduct their business in the same manner as its business has been conducted prior to the date hereof, except to the extent any failure to satisfy the foregoing could reasonably be expected to have a Material Adverse Effect.
          (d) All of the Properties of the Parent Guarantor and the Credit Parties which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing could reasonably be expected to have a Material Adverse Effect.
          (e) Each Credit Party owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual Property material to its business, and the use thereof by each such Person does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Parent Guarantor and the Credit Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in and material to their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.
     Section 7.17 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Parent Guarantor and the Credit Parties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Parent Guarantor and the Credit Parties. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Parent Guarantor or any other Credit Party is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Parent Guarantor or any other Credit Party is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of a Credit Party. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Parent Guarantor or any other Credit Party that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Parent Guarantor or any other Credit Party, in a manner consistent with their past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could reasonably be expected to have a Material Adverse Effect).

     Section 7.18 Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recent Reserve Report Certificate delivered pursuant to Section 8.11(c) or as disclosed in writing to the Administrative Agent, on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Parent Guarantor or any other Credit Party to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding 800,000 Mcf of gas (on an equivalent basis) in the aggregate.
     Section 7.19 Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Parent Guarantor represents that each Credit Party thereto is receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist (which are not cancelable on 60 days notice or less without penalty or detriment) for the sale of production (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.
     Section 7.20 Swap Agreements. Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Parent Guarantor pursuant to Section 8.01(d), sets forth, a true and complete list of all Swap Agreements of the Parent Guarantor and each Credit Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof (as of the last Business Day of the most recent month preceding such date of delivery for which a mark to market value is reasonably available), all credit support agreements relating thereto (including any margin required or supplied) and the counterparty to each such agreement.
     Section 7.21 Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used to provide working capital for exploration and production operations, to refinance Debt under the Existing Credit Agreement and for general corporate purposes. The Parent Guarantor and the Credit Parties are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.
     Section 7.22 Solvency. After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Borrower and the Guarantors, taken as a whole, will exceed the aggregate Debt of the Borrower and the Guarantors on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Borrower and the Guarantors will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Borrower and the Guarantors will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.
     Section 7.23 Designated Senior Indebtedness. The Indebtedness of the Parent Guarantor, the Borrower and each Subsidiary Guarantor constitutes “Senior Debt” and “Designated Senior Debt,” in each case, under and as defined in the Indentures pursuant to which the Senior Notes have been issued.
ARTICLE VIII
Affirmative Covenants
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Parent Guarantor and the Borrower covenant and agree with the Lenders that:
     Section 8.01 Financial Statements; Other Information. The Parent Guarantor will furnish to the Administrative Agent:
          (a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of the Parent Guarantor, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and comprehensive income, and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), provided that if such accountant’s report with respect to such consolidated financial statements is a combined report (that is, one report containing both an opinion on such consolidated financial statements and an opinion on internal controls over financial reporting), then such report may include a qualification or limitation relating to the Parent Guarantor’s system of internal controls over financial reporting due to the exclusion of any acquired business from the accountant’s management report on internal controls over financial reporting to the extent that exclusion is permitted under provisions published by the SEC or other applicable Governmental Authority and only for the fiscal year in which such acquisition occurred) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent Guarantor and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.
          (b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Guarantor, its consolidated balance sheet and related statements of operations, stockholders’ equity and comprehensive income, and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent Guarantor and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.
          (c) Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 9.01 and (iii) with the delivery of the financial statements under Section 8.01(a) only, stating whether any change in GAAP or in the application thereof has occurred since December 31, 2008 which materially changes the calculation of any covenant or affects compliance with the terms of this Agreement and, if applicable, specifying the effect of such change on the financial statements accompanying such certificate.
          (d) Certificate of Financial Officer – Swap Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b), a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, setting forth as of the last Business Day of such fiscal quarter or fiscal year, a true and complete list of all Swap Agreements of the Parent Guarantor and each Credit Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 7.20, any margin required or supplied under any credit support document, and the counterparty to each such agreement.
          (e) Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), if requested by the Administrative Agent, a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.06, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.
          (f) SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent Guarantor or any other Credit Party with the SEC or with any national securities exchange.
          (g) Notices Under Material Instruments. Promptly after such delivery or receipt, copies of any financial or other material report or notice delivered to, or received from, any holders of any holder of Senior Notes or Permitted Refinancing Debt which report or notice has not otherwise been delivered to the Administrative Agent hereunder;

          (h) Lists of Purchasers. In connection with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 8.11, a list of Persons purchasing Hydrocarbons from the Borrower or any other Credit Party accounting for at least 75% of the revenues resulting from the sale of all Hydrocarbons by the Borrower and the other Credit Parties in the six-month period prior to the “as of” date of such Reserve Report.
          (i) Notice of Sales of Oil and Gas Properties. In the event the Parent Guarantor or any other Credit Party intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties or any Equity Interests in any Subsidiary in accordance with Section 9.11 (other than pursuant to Section 9.11(a)) that has a fair market value in excess of five percent (5%) of the then effective Borrowing Base, prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof requested by the Administrative Agent or any Lender.
          (j) Issuance of Permitted Additional Senior Notes; Permitted Refinancing Debt. Promptly upon the closing and consummation of the issuance of Permitted Additional Senior Notes or the refinancing of any Debt with the proceeds of Permitted Refinancing Debt, a true and correct copy of material documents relating to such Permitted Additional Senior Notes or such refinancing of any Debt with the proceeds of Permitted Refinancing Debt; and
          (k) Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within ten (10) days prior thereto) of any change (i) in the Borrower or any Guarantor’s corporate name, (ii) in the location of the Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower or any Guarantor’s federal taxpayer identification number.
          (l) Production Report and Lease Operating Statements. Concurrently with the delivery of each Reserve Report, a report in form and substance reasonably satisfactory to the Administrative Agent, setting forth, for each calendar month during the then current fiscal year to date, the processed volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and processed for each such calendar month.
          (m) Certificate of Financial Officer – Consolidating Information. If, at any time, all of the Subsidiaries of the Parent Guarantor are not Restricted Subsidiaries, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating spreadsheets that show all Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Parent Guarantor.

          (n) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Parent Guarantor or any other Credit Party (including, without limitation, any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.
Documents required to be delivered pursuant to this Section 8.01 or Section 8.11 may be delivered electronically and shall be deemed to have been so delivered on the date (i) on which the Parent Guarantor posts such documents, or provides a link thereto on its website and the Administrative Agent is provided with notice of said posting, or (ii) on which such documents are posted on the Parent Guarantor’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial third-party website or whether sponsored by the Administrative Agent); provided that in each case, the Parent Guarantor shall notify the Administrative Agent of the posting of any such documents and the Administrative Agent shall in turn give the Lenders notice of such posting; and provided further that, if requested by the Administrative Agent, the Compliance Certificate to be delivered under Section 8.01(c) shall also be delivered in a tangible, physical version or PDF.
     Section 8.02 Notices of Material Events. The Parent Guarantor will furnish to the Administrative Agent prompt written notice of the following:
          (a) the occurrence of any Default;
          (b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against the Parent Guarantor or any Subsidiary thereof not previously disclosed in writing to the Administrative Agent or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, could reasonably be expected to result in a Material Adverse Effect; and
          (c) any other development that has had a Material Adverse Effect.
Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     Section 8.03 Existence; Conduct of Business. The Parent Guarantor will, and will cause each Credit Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so satisfy the foregoing requirements could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.10 or any transaction under Section 9.11.

     Section 8.04 Payment of Obligations. The Parent Guarantor will, and will cause each Subsidiary to, pay the Tax liabilities of the Parent Guarantor and all of its Subsidiaries before the same shall become delinquent, except where (a) the validity or amount thereof is being contested in good faith, (b) the Parent Guarantor or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
     Section 8.05 Operation and Maintenance of Properties. The Parent Guarantor, at its own expense, will, and will cause each Credit Party to:
          (a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable proration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to so operate or comply could not reasonably be expected to have a Material Adverse Effect.
          (b) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities.
          (c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements pertaining to its Oil and Gas Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          (d) promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          (e) operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          (f) to the extent a Credit Party is not the operator of any Property, the Parent Guarantor shall use reasonable efforts to cause the operator to comply with this Section 8.05 except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 8.06 Insurance. The Parent Guarantor will, and will cause each Credit Party to, maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.
     Section 8.07 Books and Records; Inspection Rights. The Parent Guarantor will, and will cause each Credit Party to, keep proper books of record and account in which full, true and correct entries are made to enable financial statements to be prepared in accordance with GAAP. The Parent Guarantor will, and will cause each Credit Party to, permit any representatives designated by the Administrative Agent (or any Lender provided that such Lender coordinates its visitation with the Administrative Agent) upon reasonable prior notice and no more than once in the aggregate for the Administrative Agent or the Lenders, as the case may be, in any period of 12-calendar months (unless an Event of Default has occurred and is continuing, in which case, there shall be no limit to the number or frequency of such visitations or inspections), to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and at the expense of the Administrative Agent or Lender, as applicable; provided, however, that Borrower will bear expenses only if an Event of Default has occurred and is continuing.
     Section 8.08 Compliance with Laws. The Parent Guarantor will, and will cause each Credit Party to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 8.09 Environmental Matters.
          (a) The Parent Guarantor shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Credit Party and each Credit Party’s Properties and operations to comply, with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Credit Party not to Release or threaten to Release, any Hazardous Material on, under, about or from any Credit Party’s Properties or any other property offsite the Property to the extent caused by any Credit Party’s operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Credit Party to timely obtain or file, all Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or its Subsidiaries’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Credit Party to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any Credit Party’s Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation that could reasonably be expected to have a Material Adverse Effect; and (vi) establish and implement, and shall cause each Credit Party to establish and implement, such procedures as may be necessary to continuously determine and assure that each Credit Party’s obligations under this Section 8.09(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.
          (b) The Parent Guarantor will promptly, but in no event later than five days of the occurrence of a Responsible Officer obtaining knowledge thereof, notify the Administrative Agent in writing of any threatened (in writing) action, investigation or inquiry by any Governmental Authority or any threatened (in writing) demand or lawsuit by any Person against any Credit Party or its Properties of which a Responsible Officer of the Parent Guarantor has knowledge in connection with any Environmental Laws if the Borrower could reasonably anticipate that such action (whether individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.
          (c) The Parent Guarantor will, and will cause each Credit Party to, provide environmental assessments, audits and tests in accordance with the most current version of the American Society of Testing Materials standards upon request by the Administrative Agent and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent by any Governmental Authority), in connection with any future acquisitions of Oil and Gas Properties or other Properties.
     Section 8.10 Further Assurances.
          (a) The Parent Guarantor and/or the Borrower at its sole expense will, and will cause each Credit Party to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects (in regards to errors and mistakes) or accomplish the conditions precedent, covenants and agreements of the Parent Guarantor or any other Credit

Party, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate in connection therewith.
          (b) The Parent Guarantor and the Borrower hereby authorize the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.
     Section 8.11 Reserve Reports.
          (a) On or before April 1st and October 1st of each year, commencing October 1, 2009, the Borrower shall furnish to the Administrative Agent a Reserve Report evaluating the Oil and Gas Properties of the Borrower and its Domestic Subsidiaries as of the immediately preceding January 1st and July 1st located within the geographic boundaries of the United States of America (or the Outer Continental Shelf adjacent to the United States of America). The Reserve Report as of January 1 of each year shall be prepared by one or more Approved Petroleum Engineers, and the July 1 Reserve Report of each year shall be prepared by or under the supervision of the chief engineer of the Parent Guarantor or the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and, except as otherwise specified therein, to have been prepared in all material respects in accordance with the procedures used in the immediately preceding January 1 Reserve Report.
          (b) In the event of an Interim Redetermination, the Parent Guarantor shall furnish to the Administrative Agent a Reserve Report prepared by or under the supervision of the chief engineer of the Parent Guarantor and/or the Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared, except as otherwise specified therein, in all material respects in accordance with the procedures used in the immediately preceding January 1 Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Parent Guarantor and/or the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of such request.
          (c) With the delivery of each Reserve Report, the Parent Guarantor shall provide to the Administrative Agent a Reserve Report Certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) except as set forth in an exhibit to the certificate, any Credit Party owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Parent Guarantor or any other Credit Party to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Parent Guarantor could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the total value of the Oil and Gas Properties that the value of such Mortgaged Properties represent in compliance with Section 8.13(a).
     Section 8.12 Title Information.
          (a) On or before the delivery to the Administrative Agent of each Reserve Report required by Section 8.11(a), the Parent Guarantor will deliver title information in form and substance reasonably acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the total value of the Oil and Gas Properties evaluated by such Reserve Report.
          (b) If title information for additional Properties has been provided under Section 8.12(a), the Parent Guarantor and/or the Borrower shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 9.03 to attach to or encumber such Property raised by such information, (ii) substitute acceptable Mortgaged Properties with no title defects or exceptions other than Liens which are permitted by the terms of Section 9.03 to attach to the Mortgaged Properties having an equivalent value or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the value of the Oil and Gas Properties evaluated by such Reserve Report.
          (c) If any title defect requested by the Administrative Agent or the Lenders to be cured cannot be cured within the 60-day period or the Credit Parties do not comply with the requirements to provide acceptable title information covering 80% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Required Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the

Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Required Lenders are not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 80% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 80% of the value of the Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.
     Section 8.13 Additional Collateral; Additional Guarantors.
          (a) In connection with each redetermination of the Borrowing Base, the Parent Guarantor shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.11(c)(vi)) to ascertain whether the Mortgaged Properties represent at least 80% of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 80% of such total value, then the Parent Guarantor shall, and shall cause its Restricted Subsidiaries to, grant, within thirty (30) days of delivery of the certificate required under Section 8.11(c), to the Administrative Agent as security for the Indebtedness a first-priority Lien interest (provided that Liens which are permitted by the terms of Section 9.03 to attach to the Mortgaged Properties may exist and have whatever priority such Liens have at such time under applicable law) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such total value. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.13(b).
          (b) If (i) the Parent Guarantor shall form or acquire a Material Domestic Subsidiary or otherwise determines that any Restricted Subsidiary is a Material Domestic Subsidiary, (ii) the Parent Guarantor elects to have a Domestic Subsidiary guarantee the Indebtedness or (iii) a Domestic Subsidiary incurs or guarantees any Debt for borrowed money in excess of $5,000,000, then the Parent Guarantor shall promptly cause such Subsidiary to guarantee the Indebtedness pursuant to the Guaranty Agreement; provided that Excluded Subsidiaries shall not be required to become Guarantors. In connection with any such guaranty, the Parent Guarantor shall, or shall cause the relevant Credit Party, if applicable, to, (A) execute and deliver a supplement to the Guaranty Agreement executed by such Subsidiary, (B) pledge all of the Equity Interests of such new Domestic Subsidiary (including, without limitation, delivery of original stock certificates, if any, evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (C) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

          (c) In the event that the Parent Guarantor or any Domestic Subsidiary becomes the owner of a Foreign Subsidiary which would qualify as a Material Domestic Subsidiary if it were a Domestic Subsidiary, then the Parent Guarantor shall promptly, or shall cause such Domestic Subsidiary to promptly, guarantee the Indebtedness pursuant to the Guaranty Agreement. In connection with any such guaranty, the Parent Guarantor shall, or shall cause such Domestic Subsidiary to, (i) execute and deliver a supplement to the Guaranty Agreement, (ii) pledge 65% of all the Equity Interests of such Foreign Subsidiary (including, without limitation, delivery of original stock certificates evidencing such Equity Interests of such Foreign Subsidiary, if any, together with appropriate stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.
     Section 8.14 ERISA Compliance. The Parent Guarantor will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Administrative Agent, upon its request (i) promptly after the filing thereof with the United States Secretary of Labor or the Internal Revenue Service, copies of each annual and other material report with respect to each Plan or any trust created thereunder, and (ii) immediately upon becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer of the Parent Guarantor, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action such Person is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.
     Section 8.15 Swap Agreements. The Parent Guarantor shall, and shall require all Subsidiaries to maintain the hedged positions established pursuant to Swap Agreements used to calculate the then effective Borrowing Base and shall, and shall require its Subsidiaries to, neither assign, terminate or unwind any such Swap Agreements nor sell any Swap Agreements if the effect of such action (when taken together with any other Swap Agreements executed contemporaneously with the taking of such action) would have the effect of canceling its positions under such Swap Agreements; provided that notwithstanding the foregoing, the Borrower may, and may permit its Subsidiaries to, assign, terminate or unwind Swap Agreements with the effect of canceling its position if it provides not less than two (2) Business Days prior written notice of such intent to the Administrative Agent, and concurrently with such notice the Majority Lenders shall have the right to adjust the Borrowing Base in accordance with Section 2.07(f).
     Section 8.16 Marketing Activities. The Parent Guarantor will not, and will not permit any Credit Party to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Parent Guarantor and the Credit Parties that the Borrower or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.
     Section 8.17 Unrestricted Subsidiaries. The Parent Guarantor:
          (a) will cause the management, business and affairs of each of the Credit Parties to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Credit Parties to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from each Credit Party.
          (b) will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries.
          (c) will not permit any Unrestricted Subsidiary to hold any Equity Interest in, or any Debt of, any Credit Party.
ARTICLE IX
Negative Covenants
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Parent Guarantor and the Borrower covenants and agrees with the Lenders that:
     Section 9.01 Financial Covenants.
          (a) Ratio of Total Debt to EBITDAX. The Parent Guarantor will not, as of the last day of any fiscal quarter, permit its ratio of Total Debt as of such date to EBITDAX for the four fiscal quarters ending on such date to be greater than the following:

Fiscal Quarter Ending	Ratio
September 30, 2010 and prior	4.5 to 1.0
December 31, 2010 to June 30, 2011	4.25 to 1.0
September 30, 2011 and thereafter	4.0 to 1.0
          (b) Current Ratio. The Parent Guarantor will not permit, as of the last day of any fiscal quarter, its ratio of (i) consolidated current assets (including the unused amount of the total Commitments, but excluding non-cash assets under FAS 133) to (ii) consolidated current liabilities (excluding non-cash obligations under FAS 133 and current maturities under this Agreement) to be less than 1.0 to 1.0.
          (c) Ratio of Senior Secured Debt to EBITDAX. The Parent Guarantor will not, as of the last day of any fiscal quarter, permit its ratio of total Senior Secured Debt as of such date to EBITDAX for the four fiscal quarters ending on such date to be greater than the following:

Fiscal Quarter Ending	Ratio
December 31, 2009 and prior	2.75 to 1.0
March 31, 2010 and thereafter	2.5 to 1.0
     Section 9.02 Debt. The Parent Guarantor will not, and will not permit any Credit Party to, incur, create, assume or suffer to exist any Debt, except:
          (a) the Loans and any other Indebtedness and any guaranty of or suretyship arrangement in respect thereof.
          (b) Debt of the Parent Guarantor and the Credit Parties existing on the date hereof that is reflected in the Financial Statements or in Schedule 9.02, including the Existing Senior Notes, and any Permitted Refinancing Debt in respect thereof.
          (c) accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than ninety (90) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.
          (d) Debt associated with bonds or surety obligations (i) required in connection with self-insurance or the performance of contracts or (ii) required by Governmental Requirements in connection with the operation of the Oil and Gas Properties.
          (e) intercompany Debt between Credit Parties to the extent permitted by Section 9.05(g); provided that such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than a Credit Party, and, provided further, that any such Debt for borrowed money owed by either the Borrower or a Guarantor shall be subordinated to the Indebtedness on terms set forth in the Guaranty Agreement.
          (f) endorsements of negotiable instruments for collection in the ordinary course of business.
          (g) Permitted Additional Senior Notes issued by the Parent Guarantor and any guarantees of such Debt by the Borrower or any other Guarantor, provided that (i) at the time of incurring such Debt (A) no Default has occurred and is then continuing and (B) no Default would result from the incurrence of such Debt after giving effect to the incurrence of such Debt (and any concurrent repayment of Debt with the proceeds of such incurrence), (ii) such Debt does not have any scheduled amortization prior to ninety-one days after the Maturity Date, (iii) such Debt does not mature sooner than four years after the Maturity Date, (iv) the covenants of such Debt are not materially more onerous, taken as a whole, than the terms of this Agreement and the other Loan Documents, (v) such Debt and any guarantees thereof are on prevailing market terms for similar situated companies, (vi) the Borrowing Base is reduced as pursuant to Section 2.07(e) and prepayment is made to the extent required by Section 3.04(c)(iii), and (vii) the aggregate principal amount of such Permitted Additional Senior Notes does not exceed $500,000,000 at any time; and any Permitted Refinancing Debt in respect thereof.
          (h) Debt secured by Liens permitted under Section 9.03(d) in an aggregate principal amount at any time not to exceed $20,000,000 .
          (i) Debt in the form of guaranties by the Parent Guarantor, the Borrower or any Guarantor of Debt of (A) other Credit Parties permitted under this Section 9.02 and (B) other Subsidiaries to the extent an Investment would be permitted under section 9.05(g)(iii).
          (j) Debt owed to insurance companies for premiums on policies required by Section 8.06.
          (k) other Debt not to exceed $50,000,000 (measured as of the date of incurrence) in the aggregate at any one time outstanding.
     Section 9.03 Liens. The Parent Guarantor will not, and will not permit any Credit Party to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:
          (a) Liens securing the payment of any Indebtedness.
          (b) Liens on Schedule 9.03.
          (c) Excepted Liens.
          (d) Liens encumbering assets securing Debt incurred to finance the purchase or construction of such assets (and any refinancings thereof which do not increase the principal amount thereof); provided that (i) the principal amount of the Debt secured by a purchased asset shall not exceed one hundred percent (100%) of the purchase price of such asset, (ii) such Liens shall not extend to or encumber any other asset of any Credit Party other than the agreement and proceeds and individual financings may be cross–collateralized with other asset specific acquisition/construction financings provided by such Person or its Affiliates, and (iii) such Liens shall attach to such purchased or constructed asset within 180 days after the acquisition or completion of the construction (or substantially contemporaneously with refinancings of such Debt which do not increase the amount thereof).
          (e) Liens securing Debt owed to an insurance company permitted by Section 9.02(j).

          (f) Liens securing obligations or Debt not in excess of $25,000,000 in the aggregate at any time.
     Section 9.04 Dividends, Distributions and Redemptions; Repayment of Senior Notes.
          (a) Restricted Payments. The Parent Guarantor will not, and will not permit any Credit Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders on account of such Equity Interests or make any distribution of its Property to its Equity Interest holders on account of such Equity Interests, except (i) the Parent Guarantor may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock), (ii) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Parent Guarantor may make Restricted Payments pursuant to and in accordance with equity incentive plans, stock option plans or arrangements or other benefit plans or arrangements for management, employees or directors of the Parent Guarantor and the Credit Parties in an amount not to exceed $5,000,000 during any fiscal year and $10,000,000 during the term of this Agreement or (iv) if no Default, Event of Default or Borrowing Base Deficiency exists at the time of declaration, other Restricted Payments in an aggregate amount not to exceed $10,000,000 during any fiscal year and $20,000,000 during the term of this Agreement.
          (b) Redemption of Senior Notes; Amendment of Indentures. The Parent Guarantor will not, and will not permit any Credit Party to, prior to the date that is ninety-one (91) days after the Maturity Date:
               (i) call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) the Senior Notes or any Permitted Refinancing Debt in respect thereof; provided that (A) the Parent Guarantor may prepay the Senior Notes with the proceeds of any Permitted Refinancing Debt or with the net cash proceeds of any sale of Equity Interests (other than Disqualified Capital Stock) of the Parent Guarantor, and (B) the Parent Guarantor may spend up to $150,000,000 to Redeem Senior Notes if after giving effect to such Redemption, the Borrower has unused availability of not less than the greater of (1) $100,000,000 or (2) 10% of the then effective Borrowing Base;
               (ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes, any Permitted Refinancing Debt or the Indentures if the effect thereof would be to shorten its maturity or average life or increase the amount of any cash payment of principal thereof or increase the interest rate to the extent payable in cash or shorten any period for payment of interest thereon, provided that the foregoing shall not prohibit the execution of supplemental indentures associated with (A) the incurrence of additional Senior Notes to the extent permitted by Section 9.02(g), (B) the issuance of Permitted Refinancing Debt, (C) the addition of guarantors if required by the terms of any Indenture provided such Person complies with Section 8.13(b) or (D) the correction of defects, ambiguities or deficiencies which can be adopted without consent of all or any portion of the holders of the Senior Notes; or

               (iii) designate any Debt (other than obligations of the Parent Guarantor and the Credit Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” or “Specified Guarantor Senior Indebtedness” or give any such other Debt any other similar designation for the purposes of any Indenture.
     Section 9.05 Investments, Loans and Advances. The Parent Guarantor will not, and will not permit any Credit Party to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:
          (a) Investments reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.05 and any refinancings or replacements thereof, provided that the amount of such Investment is not increased.
          (b) accounts receivable arising in the ordinary course of business and endorsements of negotiable instruments for deposit and collection in the ordinary course of business.
          (c) readily marketable direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof.
          (d) commercial paper maturing within one year from the date of creation thereof rated in one of the two highest grades by S&P or Moody’s.
          (e) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $500,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively, or, in the case of any Foreign Subsidiary, a bank organized in a jurisdiction in which the Foreign Subsidiary conducts operations having assets in excess of $500,000,000 (or its equivalent in another currency).
          (f) deposits in money market funds investing exclusively in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e).
          (g) Investments (measured on a cost basis) (i) made by the Parent Guarantor or the Borrower in or to the Borrower or the Subsidiary Guarantors, (ii) made by any Subsidiary in or to the Parent Guarantor, the Borrower or any Subsidiary Guarantor, (iii) made by the Parent Guarantor, the Borrower or any Guarantor in or to all other Domestic Subsidiaries (other than Excluded Subsidiaries) which are not Guarantors which together with the guaranties permitted by Section 9.02(i)(B) do not exceed 5% of the consolidated quarterly revenues of the Credit Parties as of the most recent delivered consolidated quarterly financial statements of the Credit Parties, (iv) made by the Borrower or any Guarantor in or to all Foreign Subsidiaries which do not exceed $10,000,000 in the aggregate during any fiscal year, and (v) made in Persons who after giving effect to such Investment become Subsidiary Guarantors, provided that after giving pro forma effect to such Investment, no Default or Event of Default shall exist or result and the representations and warranties of the Borrower and the Guarantors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Investment (except to the extent such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct as of such specified earlier date).
          (h) Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 9.05 owing to the Borrower or any Restricted Subsidiary as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Borrower or any of its Restricted Subsidiaries.
          (i) prepayments on drilling contracts, deposits made for Property acquisitions and advance payments made on undeveloped leases and for configuration of gathering systems or otherwise in each case, all in the ordinary course of business of the Credit Parties.
          (j) Investments in units of beneficial ownership issued by the Trust owned on the Effective Date.
          (k) other Investments made after the Effective Date (including Investments in Unrestricted Subsidiaries and Excluded Subsidiaries made after the Effective Date) not to exceed $40,000,000 (measured on a cost basis) in the aggregate at any time.
     Section 9.06 Nature of Business; International Operations. The Parent Guarantor will not, and will not permit any Credit Party to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company and activities reasonably incidental thereto. From and after the date hereof, the Parent Guarantor and its Domestic Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties that are not located within the geographical boundaries of the United States which exceeds $10,000,000 in the aggregate per year.
     Section 9.07 Proceeds of Notes. The Borrower will not permit the proceeds of the Notes to be used for any purpose other than those permitted by Section 7.21. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which would cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

     Section 9.08 ERISA Compliance. The Parent Guarantor will not, and will not permit any Credit Party to, at any time to the extent that any of the following could reasonably be expected to have a Material Adverse Effect:
          (a) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Parent Guarantor, any Credit Party or ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code.
          (b) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Parent Guarantor, any Credit Party or ERISA Affiliate is required to pay as contributions thereto.
          (c) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to (i) any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability, or (ii) any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.
     Section 9.09 Sale or Discount of Receivables. Except for receivables obtained by the Parent Guarantor or any other Credit Party out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Parent Guarantor will not, and will not permit any Credit Party to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.
     Section 9.10 Mergers, Etc. The Parent Guarantor will not, and will not permit any Credit Party to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”); provided that any Credit Party may participate in a consolidation with (a) the Borrower so long as the Borrower shall be the continuing or surviving entity, or (b) any other Subsidiary (provided that if one of such Subsidiaries is a Wholly-Owned Subsidiary, then the surviving Person shall be a Wholly-Owned Subsidiary).
     Section 9.11 Sale of Oil and Gas Properties. The Parent Guarantor will not, and will not permit any Credit Party to sell, assign (other than assignments intended to convey a Lien), farm-out, convey or otherwise transfer (collectively, a “Sale”) any Oil and Gas Property or Equity Interests of any Restricted Subsidiary owning Oil and Gas Properties except for:

          (a) the Sale of Hydrocarbons in the ordinary course of business;
          (b) farmouts of undeveloped acreage to which no proved reserves are attributable and assignments in connection with such farmouts;
          (c) the Sale of equipment that is no longer necessary or useful for the business of any Credit Party or is replaced by equipment of at least comparable value and use or the Sale of surplus equipment;
          (d) the Sale of any Oil and Gas Property or any interest therein or the Sale of any Equity Interests of any Restricted Subsidiary owning Oil and Gas Properties; provided (with respect to this clause (d) only) that (i) the consideration received in respect of such Sale shall be any of the foregoing (or a combination thereof) (1) cash, (2) the assumption of liabilities not constituting debt for borrowed money associated with the assets subject of such Sale (provided the assumption of liabilities shall not exceed 10% of the aggregate consideration for such Sale), (3) other Oil and Gas Properties (provided that such exchange qualifies for nonrecognition of gain or loss under the provisions of Section 1031 of the Code), or (4) in the case of farm-outs, carried or royalty or net profits interests in the Property subject of such farm-out (provided that notwithstanding the foregoing, if a Borrowing Base Deficiency results from such Sale, the cash portion of the consideration shall be an amount at least sufficient to pay such Borrowing Base Deficiency under Section 3.04(c)(iii)), (ii) the consideration received in respect of such Sale shall be equal to or greater than the fair market value of the Property subject of such Sale (and if such Sale involves Oil and Gas Property or Equity Interests in a Restricted Subsidiary owning any Oil and Gas Property having a fair market value in excess of $50,000,000 as reasonably determined by the board of directors of the Parent Guarantor and, if requested by the Administrative Agent, the Parent Guarantor shall deliver a certificate of a Responsible Officer certifying to that effect), (iii) if such Sale of Oil and Gas Property or Restricted Subsidiary (other than the Borrower) owning Oil and Gas Properties included in the most recently delivered Reserve Report during any period between two successive Scheduled Redetermination Dates has a fair market value in excess of five percent (5%) of the then effective Borrowing Base, the Borrowing Base shall be reduced, effective immediately upon such Sale, by an amount equal to the value, if any, assigned such Property in the most recently delivered Reserve Report and (iv) if any such Sale is of a Restricted Subsidiary (other than the Borrower) owning Oil and Gas Properties, such Sale shall include all the Equity Interests of such Restricted Subsidiary;
          (e) the Sale of such Property to which the exceptions pursuant to Section 9.11(a) to (d) or (f) to (i) do not apply or are not relied upon having a fair market value not to exceed $10,000,000 during any 6-month period;
          (f) the Sale of such Property by one Credit Party to another Credit Party to the extent permitted by Section 9.05 and the other terms of this Agreement;
          (g) Restricted Payments of Oil and Gas Properties or Equity Interests in Restricted Subsidiaries owning any Oil and Gas Property (other than solely between Credit Parties) to the extent permitted by Section 9.04 (provided that if such Property was included in the Borrowing Base, such Property shall be included in the five percent (5%) basket under clause (d)(iii) for the period during which such Restricted Payment was made); and
          (h) the Sale of units of beneficial ownership in the Trust.
     Section 9.12 Environmental Matters. The Parent Guarantor will not, and will not permit any Credit Party to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations, Release or threatened Release, exposure, or Remedial Work could reasonably be expected to have a Material Adverse Effect.
     Section 9.13 Transactions with Affiliates. The Parent Guarantor will not, and will not permit any Credit Party to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors and Wholly-Owned Subsidiaries of the Parent Guarantor) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided that the foregoing shall not apply to (a) any Restricted Payment permitted by Section 9.04, Debt permitted by Section 9.02, or Investments permitted by Section 9.05, (b) the payment of reasonable and customary directors’ fees and other benefits to Persons who are not otherwise Affiliates of any Credit Party, (c) any employment or severance or other employee compensation, arrangement or plan or any amendment thereto, entered into by any Credit Party in the ordinary course of business, (d) provision of officers’ and directors’ indemnification and insurance in the ordinary course of business to the extent permitted by law, (e) transactions with the Trust and transactions contemplated by the Trust Agreement, and (f) purchases of transportation services from Transpetco Pipeline Company LP.
     Section 9.14 Subsidiaries. The Parent Guarantor will not, and will not permit any Credit Party to, create or acquire any additional Restricted Subsidiary unless the Parent Guarantor gives written notice to the Administrative Agent of such creation or acquisition and complies, if necessary, with Section 8.13(b) and Section 8.13(c).
     Section 9.15 Negative Pledge Agreements; Dividend Restrictions. The Parent Guarantor will not, and will not permit any Credit Party to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments or Liens permitted by Section 9.03(b), Section 9.03(d) or Section 9.03(f) but such restriction shall apply only to the Property subject of such Liens) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Lenders or restricts any Restricted Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which requires the consent of or notice to other Persons in connection therewith.

     Section 9.16 Swap Agreements. The Parent Guarantor will not, and will not permit any Credit Party to, enter into any Swap Agreements with any Person other than:
          (a) Swap Agreements in respect of commodities (i) with an Approved Counterparty and (ii) the notional volumes (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed or at any time during the term of this Agreement (for a period of ten (10) Business Days after any relevant event which results in anticipated production being less than percentage limitation set forth below), the percentage set forth below of the Credit Parties’ anticipated production of crude oil and natural gas, calculated separately, from proved, producing Oil and Gas Properties (as reflected in the most recently delivered Reserve Report then delivered to the Administrative Agent or any interim reserve engineering delivered to the Administrative Agent) for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately:

Period following
Execution of Swap	Percentage Limitation
First 12 months thereafter	90%
13th to 36th months	85%
37th to 48th months	80%
49th to 60th months	75%
     No Swap Agreement in respect of commodities shall have a tenor of longer than 5 years. For purposes of the foregoing volume limitations, (i) floors and puts shall be disregarded and (ii) notional volumes in respect of commodities hedging for production from Oil and Gas Properties for which a net profits interest has been conveyed to the Trust shall be disregarded.
          (b) In addition to, and notwithstanding the provisions of Section 9.16(a), if the Borrower has delivered to the Administrative Agent a full executed and complete copy of a purchase and sale agreement (in form and substance reasonably satisfactory to the Administrative Agent) evidencing a proposed acquisition (a “subject acquisition”) by the Borrower or a Restricted Subsidiary, then the Borrower may enter into Swap Agreements in respect of commodities (i) with an Approved Counterparty and (ii) so long as the notional volumes (when aggregated with other commodity Swap Agreements then in effect related to the subject acquisition other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, the lesser of (A) 100% of the Credit Parties’ anticipated production of crude oil and natural gas, calculated separately, from proved, producing Oil and Gas Properties (as reflected in the most recently delivered Reserve Report then delivered to the Administrative Agent or any interim reserve engineering delivered to the Administrative Agent) for each month during the period during which such Swap Agreement is in effect for each of crude oil and natural gas, calculated separately, and (B) the volume limitations which would otherwise be in effect under Section 9.16(a) after giving pro forma effect to the subject acquisition; provided that (1) upon consummation of such subject acquisition, the Credit Parties shall be in compliance with Section 9.16(a) and (2) in the event such subject acquisition does not close (or any material portion of such subject acquisition is not closed), the Credit Parties shall as soon as reasonably practicable, but in any event within forty-five (45) days of the termination or cancellation of the applicable purchase and sale agreement or subject acquisition, unwind or terminate all or such portion of such Swap Agreements so that the Credit Parties are compliant with
Section 9.16(a).
          (c) Swap Agreements in respect of interest rates with an Approved Counterparty, as follows: (i) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Parent Guarantor and the Credit Parties then in effect effectively converting interest rates from fixed to floating) do not exceed 50% of the then outstanding principal amount of any Credit Party’s Debt for borrowed money which bears interest at a fixed rate and (ii) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Parent Guarantor and the Credit Parties then in effect effectively converting interest rates from floating to fixed) do not exceed 75% of the then outstanding principal amount of any Credit Party’s Debt for borrowed money which bears interest at a floating rate.
          (d) In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Parent Guarantor or any other Credit Party to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures.
     Section 9.17 Designation and Conversion of Restricted and Unrestricted Subsidiaries; Debt of Unrestricted Subsidiaries.
          (a) Unless designated as an Unrestricted Subsidiary on Schedule 7.14 as of the date hereof or thereafter, subject to Section 9.17(b), any Person that becomes a Wholly Owned Subsidiary of the Parent Guarantor or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.
          (b) The Parent Guarantor may designate by written notification thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) prior, and after giving effect, to such designation, neither a Default nor a Borrowing Base Deficiency would exist and (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Parent Guarantor’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 9.05(k). Except as provided in this Section 9.17(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. The Borrower may not be designated as an Unrestricted Subsidiary.
          (c) The Parent Guarantor may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation: (i) the representations and warranties of the Credit Parties contained in each of the Loan Documents are true and correct in all material respects on and as of such date as if made on and as of the date of such redesignation

(or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Default exists or would exist and (iii) the Parent Guarantor complies with the requirements of Section 8.13 and Section 8.17. Any such designation shall be treated as a cash dividend in an amount equal to the lesser of the fair market value of the Credit Party’s direct and indirect ownership interest in such Subsidiary or the amount of such Credit Party’s cost basis of its investment previously made for purposes of the limitation on Investments under Section 9.05(k).
          (d) No Unrestricted Subsidiary shall have any Debt other than Non-Recourse Debt. The aggregate principal amount of all Non-Recourse Debt outstanding at any one time shall not exceed $50,000,000.
ARTICLE X
Events of Default; Remedies
     Section 10.01 Events of Default. One or more of the following events shall constitute an “Event of Default”:
          (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise.
          (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three days.
          (c) any representation or warranty made or deemed made by or on behalf of the Parent Guarantor or any other Credit Party in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any certificate furnished pursuant to or in connection with any Loan Document, shall prove to have been incorrect when made or deemed made.
          (d) the Parent Guarantor or any other Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(l), Section 8.02, Section 8.03 or in Article IX.
          (e) the Parent Guarantor or any other Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a) to (d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer otherwise becoming aware of such default.

          (f) the Parent Guarantor or any other Credit Party shall fail to make any payment (of principal or interest) in respect of any Material Indebtedness, when and as the same shall become due and payable.
          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Parent Guarantor or any other Credit Party to make an offer in respect thereof.
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Parent Guarantor or any other Credit Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Guarantor or any other Credit Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.
          (i) the Parent Guarantor or any other Credit Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Parent Guarantor or any other Credit Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.
          (j) the Parent Guarantor or any other Credit Party shall become unable, admit in writing its inability or fail generally to pay its debts generally as they become due.
          (k) (i) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against any Credit Party or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Parent Guarantor or any other Credit Party to enforce any such judgment.
          (l) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Borrower or a Guarantor party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Parent Guarantor or any other Credit Party or any of their Affiliates shall so state in writing.
          (m) a Change in Control shall occur.
     Section 10.02 Remedies.
          (a) In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j) at any time thereafter during the continuance of such Event of Default, the Majority Lenders may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(i)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(i)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.
          (b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.
          (c) Except as otherwise provided in Section 4.03, all proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:
               (i) first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

               (ii) second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;
               (iii) third, pro rata to payment of accrued interest on the Loans;
               (iv) fourth, pro rata to payment of principal outstanding on the Loans, Indebtedness referred to in Clauses (b) and (c) of the definition of Indebtedness and to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure;
               (v) fifth, pro rata to any other Indebtedness; and
               (vi) sixth, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.
ARTICLE XI
The Agents
     Section 11.01 Appointment; Powers. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.
     Section 11.02 Duties and Obligations of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law; rather, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties), (b) the Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except as provided in Section 11.03, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent Guarantor or any other Credit Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or under any other Loan Document or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or as to those conditions precedent expressly required to be to the Administrative Agent’s satisfaction, (vi) the existence, value, perfection or priority of any collateral security or the financial or other condition of the Parent Guarantor and the Credit Parties or any other obligor or guarantor, or (vii) any failure by the Borrower or any other Person (other than itself) to perform any of its obligations hereunder or under any other Loan Document or the performance or observance of any covenants, agreements or other terms or conditions set forth herein or therein. For purposes of determining compliance with the conditions specified in Article VI, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed closing date specifying its objection thereto.
     Section 11.03 Action by Administrative Agent. The Administrative Agent shall have no duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Majority Lenders, the Required Lenders or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02; and in all cases the Administrative Agent shall be fully justified in failing or refusing to act hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders, the Required Lenders or the Lenders, as applicable (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.03, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Administrative Agent be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the other Loan Documents or applicable law. If a Default has occurred and is continuing, neither the Syndication Agents nor the Documentation Agents shall have any obligation to perform any act in respect thereof. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders, the Required Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02), and otherwise the Administrative Agent shall not be liable for any action taken or not taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith INCLUDING

ITS OWN ORDINARY NEGLIGENCE, except for its own gross negligence or willful misconduct.
     Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon and each of the Borrower, the Lenders and the Issuing Bank hereby waives the right to dispute the Administrative Agent’s record of such statement, except in the case of gross negligence or willful misconduct by the Administrative Agent. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Administrative Agent.
     Section 11.05 Subagents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article XI shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Section 11.06 Resignation or Removal of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section 11.06, the Administrative Agent may resign at any time by giving the Lenders, the Issuing Bank and the Borrower at least 30 days prior written notice, and the Administrative Agent may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right, in consultation and with the consent of the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article XI and Section 12.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.
     Section 11.07 Agents as Lenders. Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Parent Guarantor or any other Credit Party or other Affiliate thereof as if it were not an Agent hereunder.
     Section 11.08 No Reliance. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is a party. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Parent Guarantor or any other Credit Party of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of any Credit Party. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent or the Arranger shall have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Parent Guarantor or any other Credit Party (or any of their Affiliates) which may come into the possession of such Agent or any of its Affiliates. In this regard, each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to the Administrative Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel at its own cost.
     Section 11.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Parent Guarantor or any other Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 12.03) allowed in such judicial proceeding; and

          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 12.03.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     Section 11.10 Authority of Administrative Agent to Release Collateral and Liens. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to release any collateral that is permitted to be sold or released pursuant to the terms of the Loan Documents. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver to the Borrower, at the Borrower’s sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrower in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of Section 9.11 or is otherwise authorized by the terms of the Loan Documents.
     Section 11.11 The Arranger, the Syndication Agents and the Documentation Agents. The Arranger, each of the Syndication Agents and each of the Documentation Agents shall have no duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than their duties, responsibilities and liabilities in their capacity as Lenders hereunder.
ARTICLE XII
Miscellaneous
     Section 12.01 Notices.
          (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

               (i) if to the Parent Guarantor or the Borrower, to it at 1700 Broadway Street, Suite 2300, Denver, Colorado 80290, Attention: Michael J. Stevens (Telecopy No. (303) 390-5590);
               (ii) if to the Administrative Agent or to JPMorgan Chase Bank, N.A., as the Issuing Bank, to JPMorgan Chase Bank, N.A., Mid-Corp Loan Administration, 10 South Dearborn, Floor 07, Chicago, Illinois 60603-2003, Attention of Teresita R. Siao (Facsimile No. 312-385-7096), with a copy to JPMorgan Chase Bank, N.A., 712 Main Street, Floor 8 South, Houston, Texas 77002, Attention of Ryan Fuessel (Facsimile No. 713-216-7770); and
               (iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     Section 12.02 Waivers; Amendments.
          (a) No failure on the part of the Administrative Agent, any other Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the any Credit Party therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

          (b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Parent Guarantor, the Borrower and the Majority Lenders or by the Parent Guarantor, the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of each Lender, decrease or affirm at the existing amount the Borrowing Base without the consent of the Required Lenders, or modify Section 2.07 in any manner without the consent of each Lender; provided that a Scheduled Redetermination may be postponed by the Required Lenders, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 3.04(b), Section 6.01, Section 8.13 or Section 12.13 or change the definition of the terms “Domestic Subsidiary”, “Foreign Subsidiary”, “Material Domestic Subsidiary” or “Subsidiary”, without the written consent of each Lender, (vii) release any Guarantor (except as set forth in the Guaranty Agreement) or release all or a substantial portion of the collateral (other than as provided in Section 11.10), (viii) modify the terms of Section 10.02(c) without the consent of each Lender adversely affected thereby and the consent of each Person that is adversely affected hereby and a party to a Swap Agreement secured by the Security Instruments which is not a Lender (or an Affiliate of a Lender) at the time of such agreement, or (ix) change any of the provisions of this Section 12.02(b) or the definitions of “Required Lenders” or “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, so long as each designation of an Unrestricted Subsidiary set forth therein complies with this Agreement, any supplement to Schedule 7.14 (Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.
     Section 12.03 Expenses, Indemnity; Damage Waiver.
          (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their Affiliates, including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the

Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental invasive and non-invasive assessments and audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), it being understood that the Arranger and the Administrative Agent (and their Affiliates) shall be limited to a single primary counsel and no more than one local counsel in each jurisdiction in which a Credit Party or collateral is located, (ii) all costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all out-of-pocket expenses incurred by the Administrative Agent (and its Affiliates) and the Lenders, including the fees, charges and disbursements counsel, it being understood that collectively, the Administrative Agent (and its Affiliates) and the Lenders shall be limited to a single primary counsel (unless there is a conflict of interest among the Administrative Agent and the Lenders, defenses or claims exist with respect the Administrative Agent or a Lender that are not available to either the Administrative Agent or other Lender or the Borrower otherwise agrees in writing) and no more than one local counsel in each jurisdiction in which a Credit Party or collateral is located or a remedy pursued, in connection with the enforcement or protection of its and the Lenders’ rights in connection with this Agreement or any other Loan Document or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGER, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT, (ii) THE FAILURE OF THE PARENT GUARANTOR OR ANY OTHER CREDIT PARTY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY

REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, (v) THE OPERATIONS OF THE BUSINESS OF THE PARENT GUARANTOR AND THE CREDIT PARTIES BY THE PARENT GUARANTOR AND THE CREDIT PARTIES, (vi) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (vii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE PARENT GUARANTOR OR ANY OTHER CREDIT PARTY OR ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (viii) THE BREACH OR NON-COMPLIANCE BY THE PARENT GUARANTOR OR ANY OTHER CREDIT PARTY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE PARENT GUARANTOR OR ANY OTHER CREDIT PARTY, (ix) THE PAST OWNERSHIP BY THE PARENT GUARANTOR OR ANY OTHER CREDIT PARTY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (x) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE PARENT GUARANTOR OR ANY OTHER CREDIT PARTY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE PARENT GUARANTOR OR ANY OTHER CREDIT PARTY, (xi) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE PARENT GUARANTOR OR ANY OTHER CREDIT PARTY, OR (xii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiii) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT THE INDEMNITY SET FORTH HEREIN SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO SUCH INDEMNITEE THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS

NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE; AND PROVIDED FURTHER THAT THE INDEMNITY SET FORTH HEREIN SHALL NOT APPLY TO DISPUTES BETWEEN LENDERS UNLESS SUCH DISPUTE RESULTS FROM THE EXISTENCE OF A BREACH OF ANY LOAN DOCUMENT BY A CREDIT PARTY. WITH RESPECT TO THE OBLIGATION TO REIMBURSE AN INDEMNITEE FOR FEES, CHARGES AND DISBURSEMENTS OF COUNSEL, EACH INDEMNITEE AGREES THEY WILL AS A GROUP UTILIZE ONE PRIMARY COUNSEL (PLUS NO MORE THAN ONE ADDITIONAL COUNSEL IN EACH JURISDICTION WHERE A PROCEEDING THAT IS THE SUBJECT MATTER OF THE INDEMNITY IS LOCATED) UNLESS (1) THERE IS A CONFLICT OF INTEREST AMONG INDEMNITEES, (2) DEFENSES OR CLAIMS EXIST WITH RESPECT TO ONE OR MORE INDEMNITEES THAT ARE NOT AVAILABLE TO ONE OR MORE OTHER INDEMNITEES OR (3) SPECIAL COUNSEL IS REQUIRED TO BE RETAINED AND THE BORROWER CONSENTS TO SUCH RETENTION.
          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, the Arranger or the Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent, the Arranger or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Arranger or the Issuing Bank in its capacity as such.
          (d) To the extent permitted by applicable law, no Credit Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) All amounts due under this Section 12.03 shall be payable promptly after written demand therefor attaching the relevant invoices and/or a certificate, in each case setting for the basis for such demand in reasonable detail.
     Section 12.04 Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) neither the Parent Guarantor nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer without such consent shall be null and void), (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04 and (iii) no Lender may assign to the Borrower or to an Affiliate of the Borrower all or any portion of such Lender’s rights and obligations under the Agreement or all or any portion of its Commitments or the Loans owing to it hereunder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
                    (A) the Borrower, provided that no consent of the Borrower shall be required if such assignment is to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, to any other assignee; and
                    (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.
               (ii) Assignments shall be subject to the following additional conditions:
                    (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
                    (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
                    (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
                    (D) the assignee, if (prior to such assignment) it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
               (iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such

Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 as to events occurring within the stated timeframes and prior to such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).
               (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.
               (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).
          (c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such

Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02(b) that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01 and Section 5.03 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(a).
               (ii) A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.04(d) shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (e) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.
     Section 12.05 Survival; Revival; Reinstatement.
          (a) All covenants, agreements, representations and warranties made by any Credit Party herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01, Section 5.02, Section 5.03 and Section 12.03 and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof.

          (b) To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and each Credit Party shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.
     Section 12.06 Counterparts; Integration; Effectiveness.
          (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
          (b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
          (c) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender to or for the credit or the account of the Parent Guarantor or any other Credit Party against any of and all the obligations of the Parent Guarantor or any other Credit Party owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.
          (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.
          (c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.
          (d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS

AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.
     Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 12.11 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (and in connection therewith, to the extent permitted by applicable law or such regulatory authority, the disclosing Person agrees to inform the Parent Guarantor of such disclosure or pending disclosure), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (and in connection therewith, to the extent permitted by applicable law or such legal process, the disclosing Person agrees to inform the Parent Guarantor of such disclosure or pending disclosure), (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to any Credit Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Parent Guarantor or any Credit Party. For the purposes of this Section 12.11, “Information” means all information received from the Parent Guarantor or any other Credit Party relating to the Parent Guarantor or any other Credit Party and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Parent Guarantor or any other Credit Party. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12.
     Section 12.13 Collateral Matters; Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available on a pro rata basis to any Person under any

Swap Agreement between the Parent Guarantor, the Borrower or any other Credit Party and such Person if either (i) at the time such Swap Agreement was entered into, such Person was a Lender or Affiliate of a Lender hereunder or (ii) such Swap Agreement was in effect on the Effective Date and such Person or its Affiliate was a Lender on the Effective Date, in each case, after giving effect to all netting arrangements relating to such Swap Agreements. Except as set forth in Section 12.02(b)(viii), no Person shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Agreements.
     Section 12.14 No Third Party Beneficiaries. This Agreement and the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder, are solely for the benefit of the Borrower, and no other Person (including, without limitation, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever. There are no third party beneficiaries.
     Section 12.15 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
[SIGNATURES BEGIN NEXT PAGE]

     The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PARENT GUARANTOR:	WHITING PETROLEUM CORPORATION

	By: Name:	/s/ James J. Volker James J. Volker
	Title:	Chairman, President and Chief Executive Officer

BORROWER:	WHITING OIL AND GAS CORPORATION

	By: Name:	/s/ James J. Volker James J. Volker
	Title:	Chairman, President and Chief Executive Officer

[Signature Page — Credit Agreement]

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ADMINISTRATIVE AGENT:	JPMORGAN CHASE BANK, N.A.

	By: Name:	/s/ Brian P. Orlando Brian P. Orlando
	Title:	Vice President

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SYNDICATION AGENTS:	BANC OF AMERICA SECURITIES, LLC

	By:	/s/ Christen A. Lacey
	Name:	Christen A. Lacey
	Title:	Principal

WELLS FARGO BANK, N.A.

	By:	/s/ William Champion
	Name:	William Champion
	Title:	Assistant Vice President

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DOCUMENTATION AGENTS:	CALYON NEW YORK BRANCH

	By:	/s/ Tom Byargeon
	Name:	Tom Byargeon
	Title:	Managing Director

	By: Name:	/s/ Michael D. Willis Michael D. Willis
	Title:	Managing Director

COMPASS BANK

	By:	/s/ Greg Determann
	Name:	Greg Determann
	Title:	Vice President

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LENDERS:	JPMORGAN CHASE BANK, N.A.

	By:	/s/ Brian P. Orlando
	Name:	Brian P. Orlando
	Title:	Vice President

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BANK OF AMERICA, N.A.

By:	/s/ Stephen J. Hoffman
Name:	Stephen J. Hoffman
Title:	Managing Director

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WELL FARGO BANK, N.A.

By: Name:	/s/ William Champion William Champion
Title:	Assistant Vice President

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CALYON NEW YORK BRANCH

By:	/s/ Tom Byargeon
Name: Tom Byargeon
Title: Managing Director

By:	/s/ Michael D. Willis
Name: Michael D. Willis
Title: Managing Director

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COMPASS BANK

By:	/s/ Greg Determann
Name: Greg Determann
Title: Vice President

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U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Bruce E. Hernandez
Name: Bruce E. Hernandez
Title: Vice President

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UNION BANK, N.A.
(formerly known as Union Bank of California, N.A.)

By:	/s/ Jarrod Bourgeois

Name: Jarrod Bourgeois
Title: Vice President

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INTENTIONALLY OMITTED

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SUNTRUST BANK

By: Name: Title:	/s/ Yann Pirlo Yann Pirlo Director

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THE BANK OF NOVA SCOTIA

By: Name: Title:	/s/ David G. Mills David G. Mills Managing Director

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KEYBANK NATIONAL ASSOCIATION

By: Name: Title:	/s/ Todd Coker Todd Coker AVP

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COMERICA BANK

By: Name: Title:	/s/ Matt Turner Matt Turner Corporate Bank Officer

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FORTIS CAPITAL CORPORATION

By: Name: Title:	/s/ David Montgomery David Montgomery Director

By: Name: Title:	/s/ Darrell Holley Darrell Holley Managing Director

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BARCLAYS BANK PLC
By:	/s/ Maria Lund
Name:	Maria Lund
Title:	Vice President

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MORGAN STANLEY BANK, N.A.
By:	/s/ Melissa James
Name:	Melissa James
Title:	Authorized Signatory

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RAYMOND JAMES BANK
By:	/s/ Garrett McKinnon
Name:	Garrett McKinnon
Title:	Senior Vice President

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ROYAL BANK OF CANADA
By:	/s/ Don J. McKinnerney
Name:	Don J. McKinnerney
Title:	Authorized Signatory

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BANK OF OKLAHOMA, N.A.
By:	/s/ Michael M. Logan
Name:	Michael M. Logan
Title:	Senior Vice President

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RZB FINANCE LLC
By:	/s/ Shirley Ritch
Name:	Shirley Ritch
Title:	Vice President

By:	/s/ John A. Valiska
Name:	John A. Valiska
Title:	First Vice President

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